UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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MAXIMUS®

2020 Proxy Statement

Notice of Annual Meeting of Stockholders
To Be Held March 17, 2020

 Letter From the Board of Directors

January 27, 2020

Dear Fellow Shareholders,

At MAXIMUS, my fellow Directors and I believe that good governance starts at the top — with how we govern ourselves. During 2019, MAXIMUS proactively met with many of our shareholders to understand their priorities related to Environmental, Social and Governance (ESG) matters. Based on investment community feedback, we implemented an anti-pledging policy with respect to our stock and are taking additional steps to address the valued input from our stakeholders.

After carefully weighing corporate governance considerations, including shareholder views on this topic, the Board concluded that the annual election of all directors will both enhance our corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Accordingly, we are asking you to approve an amendment to our Articles of Incorporation to declassify our Board of Directors such that all Directors will be elected annually.

We seek your voting support on the other important issues described in this proxy statement as well. Our diverse board is being steadily refreshed, balancing the experience of our continuing directors with the benefit of fresh perspectives. Also, our executive compensation is tied to metrics important to all of our stakeholders and is designed to ensure the long-term success of the Company.

Our long-term macro tail winds — aging populations with complex health needs, changing requirements of governmental services, technological shifts and opportunities, and strong client relationships — helped us deliver a nearly 19% increase in the price of our stock during fiscal year 2019.

In fiscal year 2020, we look forward to continuing to implement our long-term growth strategy. We encourage you to read more about us in the pages that follow, ask for your voting support on the items we have put forward, invite you to contact us via the means described in this proxy at any time and thank you for your continuing interest in MAXIMUS.

Sincerely,

Peter B. Pond

Chairman of the Board

2020 Proxy Statement 3

 Letter From the Chief Executive Officer

January 27, 2020

Dear MAXIMUS Shareholders,

MAXIMUS was founded 45 years ago with the mission of helping government serve the people. I am proud to share how we have continued this mission with success. In 2019 we achieved further progress on our strategic plan to lead a digital transformation, grow our clinical business process outsourcing services and expand in key markets. We continue to invest in our business development resources and other areas that provide meaningful support to winning new contracts and ensuring the long-term success of our company.

Strong results. Increased shareholder returns.

In 2019 we generated healthy cash flow, completed our largest acquisition in a key priority market and returned additional capital to our shareholders through an increase to our dividend. We finished the year with revenue and earnings growth, driven by the acquisition of the U.S. Federal Citizen Engagement Centers in November 2018. M&A remains our number one priority for capital deployment as we look to supplement our current capabilities and as we seek to create new growth platforms in markets with strong long-term fundamentals. Our M&A objective is to find targets that enable us to build enduring, sustainable organic growth by continuing to build scale, enhance our clinical and digital capabilities and extend into new adjacencies. As a mark of our business success, we increased our cash dividend 12% to an annualized $1.12 per share.

Digital transformation of government services.

Citizens expect the same digital ease of engaging with government services as booking a flight or depositing a check. We are enabling our clients to deliver that experience. By engaging citizens on their phones, computers and tablets, we are providing a better experience with unparalleled service while lowering costs and delivering efficiencies for our government clients.

4 MAXIMUS

Distinguishing MAXIMUS as a digital pioneer, we were awarded the prestigious 2019 PRNEWS Digital Award in the mobile application category for our Healthy Louisiana Medicaid Enrollment app, the first Medicaid enrollment app in the country. This work has tangible results and helps more and more citizens engage through online channels: from 2017 to 2019, we doubled digital enrollment volumes during open enrollment for Louisiana Medicaid.

Furthermore, we use digital technologies and innovation to improve our program efficiencies and to operate smarter using tools that increase productivity. Our proprietary analytics embed three patents that help drive significant process automation and run real world scenarios to determine how major changes impact program operations. Such optimization can achieve cost savings of 20% to 30% while improving workflow, resource utilization and quality.

In the years ahead, we will strive to bring innovation that drives tangible value for our government clients and addresses citizen needs.

Growing opportunities.

Governments worldwide are challenged with finding a responsive and cost-effective way to manage growing aging populations, individuals with more complex healthcare needs, and to address public health imperatives such as mental health and non-communicable chronic diseases. These macro trends underpin demand for BPO services with more of a clinical dimension. By employing our strength in clinical assessment, case management and consumer engagement, we are a natural partner to governments as they address issues ranging from long-term services program eligibility to disability benefit determinations to independent medical reviews and dispute resolution. Additionally, we are realizing new opportunities, domestically and internationally, as governments continue to look for cost effective ways to provide necessary services to their most vulnerable citizens.

Our unique expertise in the delivery of government outsourced services, coupled with our strong track record of delivering what we commit to, positions us as a responsible, financially stable partner to government.

2020 Proxy Statement 5

Our people power our success.

Our diverse, talented and dedicated workforce drives our business. Our approximately 30,000 employees enable our clients around the world to support the varying and complex needs of their citizens. Their hard work and continued dedication enable us to provide superior customer service by seamlessly connecting people to government programs every day, such as:

•	Helping 52 million Medicaid beneficiaries enroll into Medicaid managed care health plans each year
•	Answering nearly 85 million customer inquiries a year in our engagement centers in the U.S. alone
•	Completing more than 1.5 million independent health assessments a year across the U.K., U.S. and Australia
•	Managing more than one million health benefit reviews per year in the U.S.
We help people gain access and use government benefit programs — most notably in the areas of health and employment. We strive every day to improve the overall customer journey for the individuals and families who depend upon these programs. The majority of the citizens we serve are vulnerable people who often have barriers that create challenges in daily life. Increasingly, we are able to bring innovative technologies to our solutions that improve the citizen experience and the accountability of the programs we administer on behalf of our government customers.

In turn, our diverse and inclusive culture helps our people thrive. We are committed to the empowerment and growth of our employees through programs that promote engagement, learning and development. Further, in 2019, the MAXIMUS Foundation awarded 113 grants to nonprofits working to make a positive impact on the same individuals we serve every day. Additionally, we supported several disaster relief efforts through a virtual blood drive and corresponding dollars-for-doers effort.

We welcome the opportunity that our annual meeting gives us to receive your feedback. We ask for your voting support and encourage you to provide us input anytime throughout the year.

Sincerely,

Bruce L. Caswell
Chief Executive Officer and President

6 MAXIMUS

 Notice of Annual Meeting of Shareholders
  To Be Held March 17, 2020

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of MAXIMUS, Inc. (“MAXIMUS” or the “Company”) will be held at the offices of Hogan Lovells US LLP located at 8350 Broad Street, Tysons, Virginia on March 17, 2020 at 11:00 a.m. Eastern Time to consider and act upon the following matters:

1.	The election of two Class II Directors nominated by the Board of Directors of the Company to serve until the 2023 Annual Meeting of Shareholders.
2.	The approval of an amendment to our Articles of Incorporation to provide for the annual election of directors.
3.	The ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for our 2020 fiscal year.
4.	An advisory vote to approve the compensation of the named executive officers.
5.	A shareholder proposal pertaining to the disclosure by the Company of certain lobbying expenditures and activities.
6.	The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Shareholders of record at the close of business on January 17, 2020 will be entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

The Board of Directors of MAXIMUS (“Board of Directors” or “Board”) is making this proxy statement, our 2019 annual report on Form 10-K and a form of proxy available to you in connection with the solicitation of proxies by the Board for use at the 2020 Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Under Securities and Exchange Commission (“SEC”) rules, we have elected to furnish our proxy materials to shareholders over the Internet. We believe this will allow us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 29, 2020, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2020 proxy statement and 2019 annual report. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will attend the Annual Meeting. In order to attend the Annual Meeting in person, you must provide a current, government-issued photo identification (such as a driver’s license or passport). If you hold your shares through a broker, bank, or other nominee, you will also need to bring proof of beneficial ownership as of the record date, January 17, 2020, such as your most recent account statement, a copy of the voting instruction form provided by your broker, bank, or other nominee or similar evidence of ownership.

8 MAXIMUS

Whether or not you plan to attend, your vote is very important, and we encourage you to vote promptly. There are several ways that you can cast your ballot — by telephone, by internet, by mail (if you request a paper copy) or in person at the Annual Meeting.

By Order of the Board of Directors

By:
David R. Francis
General Counsel and Secretary

This proxy statement is dated January 27, 2020 and is first being furnished to shareholders on or about January 29, 2020.

2020 Proxy Statement 9

Proposal 1 Election of Directors	14
How We Are Governed	22
How We Are Paid — Director Compensation	29
Who We Are	31
Proposal 2 Approval of an Amendment to Our Articles of Incorporation Providing for the Annual Election of Directors	38

Proposal 3 Ratification of Independent Registered Accounting Firm	40
Audit Information	42
How We Are Paid — Executive Compensation	44
Certain Relationships and Related Person Transactions	63

Proposal 4 Say-on-Pay	64
Proposal 5 Shareholder Proposal Regarding Lobbying Activities and Expenditures	66

Our Shareholders — Security Ownership	70
Section 16(a) Beneficial Ownership Reporting Compliance	72
General Information about Voting	73
Shareholder Proposals for Our 2020 Annual Meeting of Shareholders	75
Other Materials	76
Annex A	77
Proxy Card and Notice of Internet Availability	80

2020 Proxy Statement 11

 MAXIMUS at a Glance

Who is MAXIMUS?

We are a U.S.-based global company with approximately 30,000 employees dedicated to helping governments on four continents administer their health and human services programs. We are instrumental in helping people who most need governmental support get it. Health and human services support is core to peoples’ lives, and the demand for our provision of these services is driven by:

•   Aging populations with complex health care needs;

•   Rising living standards in emerging markets creating
     new demands for our services;

•   Growing complexity of programs, such as evolving
     eligibility requirements;

•   The creation of new programs and initiatives such as
     long-term services and supports;

•   Increased appetite for outsourcing due to flexibility,
     scalability and accountability; and

•   Our unrivaled reputation and long-term relationships
     with clients enables us to:

     −  Win long-term contracts

     −  Achieve high renewal rates

     −  Provide additional services to supplement our
         core services

     −  Deliver strong and steady margins

     −  Grow organically and through acquisitions.

How do we operate?

MAXIMUS operates in a sector with relatively few environmental and social-issue risks but many opportunities, particularly ones that enable us to improve the quality of citizens lives and provide meaningful opportunities to our employees:

12 MAXIMUS

What was new with us in 2019?

In 2019, we continued to evolve our governance profile by adding Michael J. Warren to our Board of Directors, and our board refreshment efforts are ongoing. We implemented an anti-pledging policy with respect to our stock based on direct feedback from our shareholders. We are also preparing to de-classify the board based on direct feedback from our shareholders.

We continued executing upon our long-term growth strategy through our three-pronged approach:

<table>
<tr><th colspan="3">Approaches</th></tr>
<tr><th>Digital Transformation</th><th>Clinical Evolution</th><th>Market Expansion</th></tr>
<tr><td>✓ Using digital technologies to:
• Improve efficiency and streamline programs
• Serve people by making it easier for them to engage with these programs</td><td>✓ An extensive network of healthcare professionals who:
• Complete clinical assessments
• Provide occupational health services and IMRs
• Adjudicate complicated benefits appeals</td><td>✓ Future growth will come from a combination of:
• Bringing core capabilities to new programs and clients
• Adding new capabilities to address adjacent markets
• Geographic expansion</td></tr>
<tr><th colspan="3">Examples</th></tr>
<tr><td>✓ Digital Engagement
✓ Analytics & Technology</td><td>✓ Long-Term Services & Supports
✓ Workers Compensation Reviews</td><td>✓ Health Management (2013)
✓ U.S. Federal Citizen Engagement Centers (2018)</td></tr>
</table>

Mergers and acquisitions are a priority for us. We seamlessly integrated 14,000 employees from the November 2018 acquisition of the Federal citizen engagement centers. That acquisition positioned us as a premier partner to the U.S. government for citizen benefit program implementation and management. We aim to find targets that enable us to build long-term, sustainable, organic growth by continuing to build scale, enhance our clinical and digital capabilities and extend into new areas.

Importantly, we delivered record revenues and earnings results and our stock price increased by nearly 19% in fiscal year 19.

2020 Proxy Statement 13

Proposal 1

Election of Directors

The board recommends that the shareholders vote **"FOR"** the two nominees, **Gayathri Grajan & Michael J. Warren.**

Our Board of Directors

The MAXIMUS Board of Directors takes seriously the opportunity that you, our shareholders, have to cast votes to elect or re-elect us each year.

To do our jobs, we balance many interests, including:

•	maintaining long-term customer relationships while steadily seeking new business opportunities;
•	recruiting and retaining best-in-class human capital, complemented with leading technology;
•	managing an enterprise-wide risk strategy while being willing to consider innovative opportunities;
•	supplementing and supporting governmental entities;
•	maintaining sustainable, long-term strategies while being able to pivot quickly when needed; and
•	supporting management, while at the same time, holding them accountable.

To balance these interests effectively, the Board composition must reflect:

•	newly appointed members with fresh ideas as well as members with meaningful tenure;
•	mid-career and later-career members;
•	directors with operational, financial, human capital and governmental expertise on a global scale; and
•	a diverse array of backgrounds, skills and experiences.

Our biographies, which follow, reflect our commitment to these characteristics.

More broadly, in the material that follows, we share with you important information about your Board, including information on:

Who We Are	How We Are Elected	How We Are Governed

How We Are Organized	How We Are Paid	How to Communicate with Us

Looking to the Future

Our board refreshment efforts continue in 2020. As we disclosed in last year’s proxy statement, Russell A. Beliveau and Paul R. Lederer will both retire from the Board effective as of the Annual Meeting. We thank Mr. Beliveau and Mr. Lederer for their many years of dedicated service.

We retained the executive search firm Spencer Stuart to assist us in the search for new directors who will bring an appropriate range of expertise, experience and diversity to our Board. That search has resulted in a number of changes to our Board, including the appointment of Mr. Warren in March 2019. This process is ongoing as we continue to evaluate the composition of the Board and search for new directors. For more information on our process for identifying and evaluating new director candidates, please refer to the discussion included under the caption “Nominating and Governance Committee” below.

2020 Proxy Statement 15

 Who We Are

Biographical Information of Directors and Nominees

The following presents biographical information about the nominees and current directors whose terms of office will continue after the Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes and skills that led to the conclusion that each director should serve on the Board. Information about the number of shares of common stock beneficially owned by each nominee and director, directly or indirectly, as of January 17, 2020, appears below under “Security Ownership — Security Ownership of Management.”

16 MAXIMUS

Nominees for Class II Directors (terms expiring in 2023)

Gayathri Rajan Age 52 Director Since: 2016
Why is she valuable to MAXIMUS:
Ms. Rajan brings to MAXIMUS cutting-edge information technology expertise that has been used to build secure, scalable financial platforms and innovative consumer-centric products.

Career Snapshot:
Ms. Rajan is General Manager and Vice President of Geo-Enterprises at Google. She joined Google in 2006 and has served in roles of increasing responsibility leading product development for the Internet of Things, Commerce and Payments. From 2016 to 2018 she was Vice President of Product Management for Geo Monetization, and from 2014 to 2016 she was Vice President of Product Management for Android Things. Prior to that, Ms. Rajan held engineering and product management roles at Financial Engines, eCal Corp and The Vanguard Group.
Education: • MBA Stanford University • MSc Computer Science, University of Pennsylvania • B.A. and M.Eng, Chemical Engineering, Cambridge University More: • Commonwealth Scholar

Michael J. Warren Age 52 Director Since: 2019
Why is he valuable to MAXIMUS:
Mr. Warren brings familiarity with government programs and operations and investment, strategic planning and financial expertise gained through his service on other boards and his current and prior positions in government and private industry.

Career Snapshot:
 Mr. Warren is the Managing Director of Albright Stonebridge Group (“ASG”). He served as ASG’s Managing Principal from 2013 to 2017 and as Principal from 2009 to 2013. Prior to ASG, he served as the Chief Operating Officer and Chief Financial Officer of Stonebridge International from 2004 to 2009, where he managed operations, business development, finance, and personnel portfolios before the firm’s merger with The Albright Group. Mr. Warren served in various capacities in the Obama Administration, including as Senior Advisor in the White House Presidential Personnel Office and as co-lead for the Treasury and Federal Reserve agency review teams of the Obama-Biden Presidential Transition.

Education:
•   B.A., Yale University
•   B.A., Balliol College, University
     of Oxford

More:
•   Rhodes Scholar
•   Board of Trustees, District of
     Columbia Retirement Board
•   Board of Directors and
     Chairman of the Audit
     Committee, Overseas Private
     Investment Corporation (OPIC)
•   Board of Trustees and of the
     Risk nd Audit Committees,
     Commonfund
•   Yale University Council and
     Yale School of Management
     Board of Advisors
•   Director, Walker & Dunlop, Inc.

The Board of Directors Recommends that the Shareholders Vote “FOR” the Two Nominees Set Forth Above.

2020 Proxy Statement 17

 Who We Are

Class I Directors (terms expiring in 2022)

Anne K. Altman Age 60 Director Since: 2016
Why is she valuable to MAXIMUS:
Ms. Altman’s qualifications and skills include, among other things, her experience with public sector clients and the information technology industry including security, analytics, cognitive, digital, commerce and cloud capabilities.

Career Snapshot:
Ms. Altman retired from IBM in 2016 having served since 2013 as the company’s General Manager for U.S. Federal and Government Industries. Previously she served as General Manager for IBM’s Global Public Sector with responsibilities for global government—national, regional and local—as well as education, healthcare and life sciences. Ms. Altman joined IBM in 1981 as a systems engineer and held a number of roles with increasing responsibility in areas pertaining to government and technology.
Education: • B.S., George Mason University More: • Director, SPX FLOW, Inc.

Peter B. Pond Age 75 Director Since: 1997 Chairman of the Board Since: 2001
Why is he valuable to MAXIMUS:
Mr. Pond brings to MAXIMUS his experience in the investment and financial industry and as a public company director. The Board of Directors believes that he possesses the leadership skills that allow him to effectively lead our Board as independent, non-executive Chairman.

Career Snapshot:
Mr. Pond is a founder of ALTA Equity Partners LLC, a venture capital firm, and has been a General Partner of that firm since June 2000. Prior to that, Mr. Pond was a Principal and Managing Director in the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corporation in Chicago and was head of that company’s Midwest Investment Banking Group.
Education: • MBA, University of Chicago • B.S., Economics, Williams College More: • Director, Navigant Consulting, Inc. from 1996 – 2014
18 MAXIMUS

Class III Directors (terms expiring in 2021)

Bruce L. Caswell Age 54 Director Since: 2018
Why is he valuable to MAXIMUS:
Mr. Caswell provides subject matter expertise in government policy and health and human services programs together with his detailed knowledge of the Company’s operations gained through his service as our President and other senior leadership positions at the Company. The Board of Directors believes that it is important to have the Company’s chief executive also serve as a director.

Career Snapshot:
Mr. Caswell was appointed Chief Executive Officer of MAXIMUS effective April 1, 2018. He was named President of MAXIMUS in 2014, and prior to that served as the President of our Health Services Segment from 2007 through 2014. Before that he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services.

Education:
•   Master, Public Policy, John F.
     Kennedy School of Government,
      Harvard University
•   B.A. Economics, Haverford
     College

More:
•   Board of Directors, Wolf Trap
     Foundation for the Performing
     Arts, a nonprofit organization

Richard A. Montoni Age 68 Director Since: 2006 Vice Chairman Since: 2018
Why is he important to MAXIMUS:
Mr. Montoni brings to MAXIMUS audit and financial experience together with the detailed knowledge of the operations of the Company gained through his service as our Chief Executive Officer and other senior leadership positions at the Company.

Career Snapshot:
Mr. Montoni served as Senior Advisor to the Chief Executive Officer of MAXIMUS from April 1, 2018 to September 30, 2019. He was the Company’s Chief Executive Officer from 2006 to April 1, 2018. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Before his employment with MAXIMUS, Mr. Montoni served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. in Broomfield, Colorado from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc., a NYSE-listed company in Englewood, Colorado where he also served as a director until 2002. Before joining CIBER, he was an audit partner with KPMG LLP, where he worked for nearly 20 years.
Education: • Masters, Accounting, Northeastern University • B.S., Economics, Boston University More: • Chairman, Northern Virginia Technology Council, a membership and trade association
2020 Proxy Statement 19

 Who We Are

Raymond B. Ruddy Age 76 Director Since: 2004 Vice Chairman: 2005 – 2018 Chairman of the Audit Committee Since: 2018
Why is he important to MAXIMUS:
Mr. Ruddy’s qualifications and skills include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

Career Snapshot:
Mr. Ruddy retired from MAXIMUS in 2001. Before his retirement Mr. Ruddy served as the Chairman of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 to 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 to 1983.
Education: • MBA, Wharton School of Business of the University of Pennsylvania • B.S., Economics, Holy Cross College.

20 MAXIMUS

How We Are Elected

The Board of Directors currently consists of nine directors. As noted above, Mr. Beliveau will not stand for re-election this year, and Mr. Lederer will also be retiring from the Board as of the date of the Annual Meeting. Immediately following the Annual Meeting our Board of Directors will consist of seven members. Our search process for new directors is underway.

Under our articles of incorporation, the Board is divided into three classes, with each class having as nearly equal a number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of shareholders. At the Annual Meeting, two Class II Directors will be elected to hold office for a three-year term expiring at the 2023 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board has nominated Gayathri Rajan and Michael J. Warren for election as Class II Directors. Those nominees presently serve as our Class II directors. If you sign and return your proxy card, the persons named as proxies in the proxy card will vote to elect those two nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than two. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

We are also seeking shareholder approval of an amendment to our articles of incorporation to provide for the phased-in elimination of the classified Board of Directors structure and the annual election of directors. See “Proposal 2 — Approval of an Amendment to Our Articles of Incorporation Providing for the Annual Election of Directors” for more information. Even if Proposal 2 is approved, Class II Directors will serve for a three-year term expiring at the 2023 Annual Meeting of Shareholders as a result of the phased-in approach.

Vote Required for the Election of Directors

The Company’s bylaws provide for majority voting in director elections. The Board of Directors also has adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company’s bylaws and (ii) the Board of Directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast in the election of directors is required to re-elect each nominee to our Board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the voting of this matter.

2020 Proxy Statement 21

How We Are Governed

Independent Board Chair

MAXIMUS has maintained separate Chief Executive Officer and Chairman of the Board positions since before the Company’s initial public offering in 1997. Peter B. Pond currently serves as our independent, non-executive Chairman of the Board. We believe that the separation of those roles is appropriate for us because it is a good corporate governance practice that promotes Board and director independence from the management team.

Board’s Role in Risk Oversight

The Board of Directors as a whole oversees the risk management of the Company. Senior members of the Company’s management team regularly report to the Board on operational and financial risks relating to the Company’s projects, and our Corporate Controller regularly reports to the Board about compliance with the Company’s policies and procedures and code of ethics. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with governance issues, such as the independence and performance of the Board, and the Compensation Committee is responsible for managing the risks relating to the Company’s executive compensation and succession plans and policies. The Technology Committee assists the Board with oversight of the Company’s information technology risks and strategic technology investments and the quality and effectiveness of the Company’s cyber-security policies and practices.

Management regularly reports to the Board or relevant committee on actions the Company is taking to manage the risks identified above. The Board and management periodically review, evaluate and assess the risks relevant to the Company.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines for Corporate Governance that set forth the practices of the Board with respect to the function of the Board, management review and responsibility, Board composition, selection of directors, operation of the Board and meetings, committees of the Board, director responsibilities and tenure and evaluation of the Board and committees. The Guidelines are available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.

Director Independence

From time to time, MAXIMUS and its subsidiaries may provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers. Under our Guidelines for Corporate Governance and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Our Guidelines for Corporate Governance define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies.

Our Guidelines for Corporate Governance require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

22 MAXIMUS

The Board of Directors in its business judgment has determined that the following directors are independent as defined by NYSE listing standards: Anne K. Altman, Russell A. Beliveau, Paul R. Lederer, Peter B. Pond, Gayathri Rajan, Raymond B. Ruddy and Michael J. Warren.

Code of Ethics

We have adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. The Board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics required to be disclosed under the Exchange Act will be reflected on our Corporate Governance web page.

Director Attendance

Our Board expects that its members will prepare for, attend and participate in all Board and applicable committee meetings. Our Board of Directors held nine meetings during fiscal year 2019. During our 2019 fiscal year, all of our directors attended at least 75% of the aggregate Board and applicable committee meetings.

We encourage members of the Board of Directors to attend the Annual Meeting. All of our directors attended the 2019 Annual Meeting of Shareholders.

Executive Sessions

Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled Board meeting. Peter B. Pond, the independent, non-executive Chairman of the Board, presides over the executive sessions.

Self-Evaluation

The Nominating and Governance Committee leads the Board in an annual self-evaluation process that assesses the performance of the Board as a whole, the committees of the Board and the individual directors.

2020 Proxy Statement 23

How We Are Organized

Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, the Compensation Committee and the Technology Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The members of the Audit Committee are Raymond B. Ruddy (Chair), Russell A. Beliveau, Paul R. Lederer and Peter B. Pond, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members. The Board of Directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Ruddy qualifies as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee held five meetings during fiscal year 2019. For additional information regarding the Audit Committee, see “Audit Information — Report of the Audit Committee” below.

Nominating and Governance Committee

The purpose of the Nominating and Governance Committee is to identify, evaluate and recommend candidates for membership on the Board of Directors, to establish and assure the effectiveness of the governance principles of the Board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications and characteristics for the effective functioning of the Board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:

•	personal characteristics, such as the highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;
•	broad, policy-making level experience in business, government, academia or science to understand business problems and evaluate and formulate solutions;
•	experience and expertise that is useful to the Company and complementary to the background and experience of other directors;
•	willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the Board and its committees;
•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations;
•	willingness to represent the best interests of all shareholders and objectively evaluate management performance; and
•	diversity.

As described above, diversity is one of several factors that the committee considers in evaluating director nominees. The Nominating and Governance Committee defines “diversity” in this context broadly to include diversity with respect to background, experience, viewpoints, skill, education, national origin, gender, race, age, culture and organizations with which the individual may be affiliated.

24 MAXIMUS

The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board of Directors and would evaluate any such candidate in the same manner described above. A shareholder entitled to vote for the election of directors may submit candidates for consideration by the committee if such shareholder gives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2021 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2021 Annual Meeting of Shareholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and such other information as required under our bylaws. These requirements are more fully described in Article I, Section 6, of our bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

Under the process we use for selecting new Board candidates, the Chief Executive Officer, the Nominating and Governance Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. A determination is made as to whether Nominating and Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interview prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full Board of Directors.

The Nominating and Governance Committee is comprised of Anne K. Altman (Chair), Paul R. Lederer, Peter B. Pond and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards. The Nominating and Governance Committee operates under a written charter adopted by the Board. The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The Nominating and Governance Committee met two times during fiscal year 2019.

Compensation Committee

The Compensation Committee is responsible for reviewing, approving and overseeing the administration of our compensation and benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:

•	evaluating the performance and setting the compensation of the Chief Executive Officer and other members of senior management;
•	reviewing the Company’s compensation policies and practices;
•	reviewing executive succession plans; and
•	reviewing our executive development programs, including the performance evaluation process and incentive compensation programs.

The Chief Executive Officer provides the Compensation Committee with the financial and strategic performance accomplishments of the executive management team and recommends raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation Committee retained Pay Governance, LLC, an independent consulting firm (“Pay Governance”), to advise it on executive compensation programs. The Compensation Committee has reviewed the independence of Pay Governance in light of SEC rules and NYSE listing standards and has concluded that the consultant’s work for the Compensation Committee is independent and does not raise any conflict of interest.

The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

2020 Proxy Statement 25

The members of the Compensation Committee are Peter B. Pond (Chair), Anne K. Altman, Russell A. Beliveau, Paul R. Lederer, Raymond B. Ruddy and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of compensation committee members.

The Compensation Committee held five meetings during fiscal year 2019. For additional information regarding the committee, see “Compensation Committee Report” below.

Technology Committee

The Technology Committee assists the Board of Directors in fulfilling its responsibility to oversee the Company’s strategic information technology investments and its risk management efforts pertaining to cyber-security. The Technology Committee meets regularly with our Chief Information Officer and our Chief Information Security Officer.

The Technology Committee operates under a written charter adopted by the Board. The Technology Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at http://investor.maximus.com/corporate-governance. A printed copy is available, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The members of the Technology Committee are Anne K. Altman (Chair), Richard A. Montoni, Gayathri Rajan, Raymond B. Ruddy and Michael J. Warren.

Engaging with Shareholders

MAXIMUS is committed to engaging directly with our shareholders to understand their views on governance matters.

Our Investor Relations and governance teams regularly meet with major shareholders and report to the Board on investor feedback and emerging governance issues, allowing the Board to better understand our shareholders’ priorities and perspectives. We implemented anti-pledging policies in light of shareholder input on these matters. Also as a result of shareholder feedback, we are proposing to de-classify our Board of Directors and have enhanced our proxy disclosure to include the Board Skills Matrix below.

We continue to work to further integrate environmental, social and governance disclosures into our publicly available material and remain aligned with a variety of frameworks important to our shareholders.

Skills Matrix

As our Board refreshment efforts continue, we have a wide range of board tenures. Two of our long-tenured directors will retire in 2020 — Russell Beliveau and Paul Lederer — in addition to recent board retirements in 2018 and 2019. We are casting a wide net in our search for new directors and will consider many factors. We have made progress in this effort and are confident that future directors will bring a balance of market experience, diversity, and appropriate skills and capabilities to not only address gaps created by near-term departures, but best position the Board in its future role.

Our Board is diverse in terms of age, length of service, independence, expertise, gender and race. The Board and the Nominating and Governance Committee assess the appropriate mix of skills, qualifications and characteristics when looking for new directors and nominating current directors in conjunction with the needs of the Company as it continues to evolve.

In our business, such evolution requires that we closely follow the changing policy priorities of government, how governments contract for services to address these priorities, how technology reshapes what can be done at what costs and with what risks and benefits, how demographics and other global forces change our customers’ needs and opportunities, etc. As such, our skills matrix will continue to be reviewed and evolve under the guidance of the Nominating and Governance Committee.

The information below summarizes some of the attributes, experiences, skills, background and diversity of our Board members and nominees. This is a high-level overview and does not encompass all of the contributions offered by our directors. Further information on each director and nominees can be found on pages 17 – 20 of this proxy statement.

26 MAXIMUS

Key Qualifications

Key Qualifications	Relevance to MAXIMUS
Additional CEO/CFO, Public Board and/or NEO Experience
Experience in this environment outside of MAXIMUS offers insight into the need for integrity and transparency, provides practical experience in risk management at the operational and enterprise level, and contributes seasoned views on issues from strategy to succession.

Innovation and Technology Expertise	Technology and innovation drive our business forward, increase our stickiness with clients, differentiate our solutions, and ensure we provide more efficient and cost-effective services.
International Expertise	With global operations, understanding of international environments, geo-political risk, and foreign government structure and operations is critical.
Financial Expertise	Our business involves complex financial and disclosure requirements; skills include financial literacy, accounting and statements.
M&A Experience	M&A experience ensures a focus on shareholder value creation, provides insight to the due diligence process to ensure strategic decisions are made, and offers best practices for seamless integration.
Risk, Privacy, Data Security Management Expertise	Within our highly regulated environment, understanding the policies and procedural requirements to best manage compliance and risk is essential.
Government Services Experience	Our business is in a unique environment as a government services provider and knowledge of the regulatory and procurement environment is of utmost value.
Independence	Enables directors to provide unbiased oversight with no material relationship to the Company.

Board Member	Additional CEO/CFO, Public Board and/or NEO Experience	Innovation and Technology Expertise	International Expertise	Financial Expertise	M&A Experience	Risk, Privacy, Data Security Management Expertise	Independence	Government Services Experience
Anne Altman	•	•	•		•	•	•	•
Bruce Caswell		•	•	•	•	•		•
Richard Montoni	•		•	•	•	•		•
Peter Pond	•			•	•		•	•
Gayathri Rajan		•	•			•	•
Raymond Ruddy	•			•	•		•	•
Michael Warren	•	•	•	•			•	•

2020 Proxy Statement 27

Board Composition

As we seek new Board member candidates through our board refreshment, we will strive to further strengthen the composition of the Board of Directors. Technology and financial expertise are of particular interest as we consider prospective board members, as is the perspective gained from an independent current or former C-suite executive.

As a global company whose employees, customers and stakeholders are very diverse, we have strong cultural, financial and reputational reasons to seek a wide range of diverse skills when looking for board members. Indeed, we pride ourselves on applying diversity broadly, including in our hiring programs for individuals with disabilities, veterans and those in every protected class.

The Nominating and Governance Committee defines “diversity” as pertaining to background, experience, viewpoints, skills, education, national origin, gender, race, age, culture and organizations with which the individual may be affiliated.

28 MAXIMUS

How We Are Paid —
Director Compensation

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors in fiscal year 2019.

Director Compensation Fiscal Year 2019
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Anne K. Altman (2)	160,000	150,010	310,010
Russell A. Beliveau (3)	300,000	0	300,000
Paul R. Lederer (4)	300,000	0	300,000
Peter B. Pond (5)	200,000	264,976	464,976
Gayathri Rajan (6)	250,000	50,003	300,003
Raymond B. Ruddy (7)	0	355,010	355,010
Michael J. Warren (8)	0	299,966	299,966
(1)	The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made on March 20, 2019 (except in the case of Mr. Warren which was April 23, 2019) under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.
(2)	As of September 30, 2019, Ms. Altman held 2,120 RSUs.
(3)	As of September 30, 2019, Mr. Beliveau held 82,890 RSUs.
(4)	As of September 30, 2019, Mr. Lederer held 0 RSUs.
(5)	As of September 30, 2019, Mr. Pond held 249,372 RSUs.
(6)	As of September 30, 2019, Ms. Rajan held 707 RSUs.
(7)	As of September 30, 2019, Mr. Ruddy held 194,043 RSUs.
(8)	As of September 30, 2019, Mr. Warren held 4,273 RSUs.
2020 Proxy Statement 29

Fees Payable to Non-Employee Directors

The director compensation for fiscal year 2019 as shown in the chart above is comprised of the following elements. Directors who are also MAXIMUS employees do not receive additional compensation for their services as directors.

•	An annual retainer of $300,000 payable in restricted stock units (“RSUs”) or cash.
•	Ms. Altman received an additional $10,000 retainer for her services as the Chair of the Nominating and Governance Committee.
•	Mr. Pond received an additional $150,000 retainer for his services as Chairman of the Board and a $15,000 retainer for his services as the Chair of the Compensation Committee.
•	Mr. Ruddy received a $20,000 retainer for his services as Chair of the Audit Committee and an additional $35,000 retainer, which is a continuation of the additional retainer he previously received for his services as Vice-Chairman of the Board, which reflects the continuation of his leadership role on the Board and recognizes the additional time that he continues to spend on Company matters over and above his normal director duties in his current unofficial leadership capacity.
•	RSU awards granted to our non-employee directors vest after one year; directors may elect to defer receipt of shares for their RSUs for a longer period up to termination of service on the Board of Directors.

We also permit our directors to participate in the health plan that we offer to our employees, although each director who elects to participate must pay the full cost of his or her own premiums in the plan. During fiscal year 2019, Mr. Beliveau, Mr. Lederer, Mr. Pond and Mr. Ruddy were participants in that plan.

Director Equity Ownership Requirements

Directors are required to hold equity in the Company equal to at least one and a half times their annual retainer. For these purposes, “equity” consists of shares owned directly by the director, the “in-the-money” value of vested stock options and any shares that would have been distributed to the director but for the director’s election to defer receipt of the shares for tax purposes. All of our directors met the ownership requirement as of the end of fiscal year 2019 with the exception of Mr. Warren who joined the Board in March 2019.

How to Communicate with Us

Communications with Directors

Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including any committee chair) may do so by sending a communication to the Board of Directors and/or a particular member of the Board of Directors, care of the Company Secretary at MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

30 MAXIMUS

Our Company

Now that we have shared information about our Board of Directors with you, here is additional information about our Company. In this section, we provide information on:

•	Who We Are — Our Leadership
•	Who We Are — All of Us
−	How we value and support our human capital
•	Recruiting
•	Education and Training
•	Benefits and Rewards
•	How We Support Our Communities
•	How We Protect the Planet
•	How We Use Compliance and Control Functions to Protect our Company
•	How We Performed in 2019
•	How We are Looking Forward

Who We Are — Leadership

Our executive officers and their respective ages and positions as of the date of this proxy statement are as follows:

Name	Age	Position
Bruce L. Caswell	54	Chief Executive Officer, President and Director
Richard A. Montoni	68	Vice Chairman and Senior Advisor to the Chief Executive Officer
Richard J. Nadeau	65	Chief Financial Officer and Treasurer
Mark S. Andrekovich*	58	Former Chief of Human Capital
David R. Francis	58	General Counsel and Secretary
*	In connection with his announced retirement, Mr. Andrekovich stepped down as our Chief of Human Capital effective August 31, 2019 and has provided transition and support services since then.

The following information sets forth biographical information for the executive officers for the past five years. Such information with respect to Bruce L. Caswell, the Company’s Chief Executive Officer and President, and Richard A. Montoni, Senior Advisor to the Chief Executive Officer, is set forth above in the “Proposal 1 — Election of Directors” section.

Richard J. Nadeau joined MAXIMUS in June 2014 as Chief Financial Officer and Treasurer. From 2009 to 2014 he served as Executive Vice President and Chief Financial Officer of SRA International, Inc. Previously he served as Chief Financial Officer for Sunrise Senior Living, Inc., The Mills Corporation and Colt Defense LLC. Before that Mr. Nadeau was a partner at KPMG LLP and at Arthur Andersen LLP.

Mark S. Andrekovich served as our Chief of Human Capital from 2005 to 2019. From 2008 to 2018 he also served as the President of our Tax and Employer Services operating division. He has more than 25 years of comprehensive human resources experience with multi-national companies such as General Electric, Nordson Corporation and Cytec Industries.

David R. Francis has served as our General Counsel and Secretary since 1998. He has over 30 years of legal experience having previously served in both law firm and in-house attorney positions.

In addition to the executive officers named above, MAXIMUS is managed by a dedicated, talented and diverse leadership team. Please visit our website at www.maximus.com/our-company/leadership/executive-committee and www.maximus.com/our-company/leadership/business-leaders for the biographies of the other members of our management team.

2020 Proxy Statement 31

Who We Are — All of Us

While we are required to provide you detailed information about our most senior executives, we are a Company of approximately 30,000 dedicated staff. We are proud of each and every employee’s commitment to deliver the proven technology, efficient solutions and personalized service on which our customers depend so that we can improve the lives of individuals and families in the markets we serve. Therefore, we want to share with you information demonstrating our pledge to human capital.

Recruiting. We believe a culture that values individual contributions and differences sparks innovation, develops leadership and drives performance. Because we design programs that cater to diverse populations including people with disabilities, people with language barriers and those suffering financial hardships, as well as people from all races, genders, ethnicities and backgrounds, achieving organization-wide diversity is core to our commitment to Helping Government Serve the People.®

Education and Training. To demonstrate to our employees that they are valued, as well as to support top-tier customer service, product and service innovation and loyalty and retention, we invest significantly in employee education and training.

MAXIMUS offers a variety of instructor-led and self-paced learning programs for employees from frontline supervisors to executive leadership. In addition, several projects manage additional programs in support of local leadership development and employee engagement.

The MAXIMUS Center for Employee Development (“CED”) oversees enterprise-wide professional development. The CED’s areas of focus include:

•	Core business skills. Time management, professionalism, problem solving, business writing, presentations, communications, desktop technology, MAXIMUS systems
•	People management. Supervisory skills, performance management, teamwork, coaching and mentoring, leadership
•	Ethics and compliance. Business ethics, workplace conduct, information security
•	Client management and business development. Customer service, client relationship management, consulting skills, sales and marketing, proposal writing
•	Project management. Scope, contracts, financials, quality, risk and communications management

The CED administers MAXIMUS University (“MAXU”), the Company’s web-based performance and learning system. Through MAXU, employees can:

•	register for classroom training and live webinars delivered by the CED; complete self-study training anywhere, anytime;
•	view their own training history;
•	set business goals;
•	complete required onboarding and annual refresher training, including privacy and ethics;
•	maintain their individual skills profile; and
•	complete goal and competency appraisals.

We are in the third year of partnership with education and development tool, Skillsoft, and, in 2019, implemented the new Percipio tool to provide our global exempt and professional employees with access to more than 20,000 learning resources including online courses, books, audiobooks, videos and more. In the first month of this new program, our tool saw more than 78,000 page views, 6,000 active users, more than 3,000 session hours and more than 10,000 total sessions.

In 2019, the MAXIMUS Center for Employee Development saw:

•	6,000+ employees trained in supervisor skills, leadership development and project management;
•	91% average satisfaction training rating;
•	More than 5,000 employees at the Supervisor level and above attend the leadership development webinar series, which was an 11% increase from the previous year;
•	A new global health education course for all MAXIMUS employees in partnership with our Chief Medical Officer;
32 MAXIMUS

•	An executive negotiation skills program designed to acquire a framework and techniques for negotiation and achieve better outcomes at the bargaining table;
•	More than 1,000 employees voluntarily attend the Interpersonal and Team Effectiveness training program; and
•	The launch of monthly professional development webinars with topics including communications essentials, effective time management, managing conflicts, engaging employees.

Employee Benefits and Rewards. Globally we provide comprehensive, industry-competitive benefits and rewards for employees. In the U.S. those include:

•	401(k) Retirement Plan with company match;
•	Medical insurance;
•	Prescription drug coverage;
•	Dental and vision insurance;
•	Flexible Spending Account (FSA) for eligible health care and dependent care expenses;
•	Disability Insurance;
•	Life Insurance/Accidental Death and Dismemberment Insurance;
•	Legal Services;
•	Employee Assistance Program (EAP);
•	Paid time off;
•	Project bonuses for employee accomplishments above and beyond expectations; and
•	Project manager awards for employees who demonstrate an unparalleled commitment to our clients.

How We Support Our Communities

We recognize the importance of giving back to the communities in which we live and work. Funded solely by our employees and the Company, the MAXIMUS Foundation supports programs that promote personal growth and self-sufficiency through improved health, augmented child and family development, and community development. We provided financial support to113 organizations across 26 states and the District of Columbia in the U.S. in 2019 through the Foundation’s grant program. Prospective nonprofit organizations must be nominated by an eligible MAXIMUS employee, and our employee donors vote upon grant recipients on an annual basis.

MAXIMUS businesses were recognized for their efforts in supporting people with disabilities and long-term health conditions. Both Remploy and the Centre for Health and Disability Assessments were among the first businesses to be awarded Disability Confident Leader status by the UK Government. We were the first employment service provider to achieve nationally recognized Disability Confident Recruiter status by the Australian Network on Disability. We were also recognized by the Virginia Department of Aging and Rehabilitation Services (DARS) as a Champion of Disability Employer.

How We Protect Our Planet

As a provider of services to governmental entities, we have limited exposure to some of the main environmental concerns with which other companies grapple. We do, however, take advantage of opportunities we have to run our operations more efficiently.

MAXIMUS offices around the country have implemented several “green initiatives” to reduce the environmental impact on our planet. We support:

•	Eliminating paper waste through innovative solutions. We work hand-in-hand with our government clients to recommend ways to reduce paper consumption; this can often be a more cost-effective way to achieve business goals. For example:
−	Replacing traditional paper services with electronic services
−	Developing intranet sites to post program information and reports using electronic “fast alerts” to keep staff abreast of important information
2020 Proxy Statement 33

−	Encouraging clients to authorize telephone and web program enrollments as opposed to using and mailing paper enrollments, resulting in a reduced reliance on printed collateral materials and paper products
−	Enabling community-based organizations to implement efficient business practices by providing technology and technical assistance to submit program enrollments electronically
•	Reducing, reusing and recycling office waste wherever possible. For example:
−	Installing safe and efficient water filtration systems to replace bottled water coolers
−	Using recycled paper for mailings and promotional materials
•	Conserving energy to reduce carbon emissions. For example:
−	Implementing staggered climate control daily start-up times and building temperature standards for summer cooling and winter heating
−	Installing sun film on sun-exposed windows to reduce glare and hot spots within our facility to lower electricity usage from climate control systems

How We Use Compliance and Control Functions to Protect Our Company

We believe that to operate sustainably we also need compliance and corporate control provisions designed:

•	to ensure the integrity of our operations and financial reporting as a global business with multiple foreign operations;
•	to prevent, manage and mitigate enterprise-wide risk;
•	to provide for independent review and assurance of our operations with early identification of contractual or operational performance issues;
•	to promote the safety, security and integrity of our technology and services; and
•	to safeguard the value of the MAXIMUS brand through the consistent delivery of quality services that lead to long-term client relationships.

We have a comprehensive compliance and ethics program that provides:

•	a formal structure for overseeing compliance;
•	written standards and policies;
•	regular training and education to promote compliance;
•	effective, retaliation-free lines of communication for reporting suspected violations;
•	mandatory data and privacy security training on an annual basis supplemented by internal testing throughout the year to ensure employees understand the appropriate processes;
•	information security controls frameworks, such as HIPAA, NIST SP800-53, CMS MARS-E, IRS 1075, ISO27001 and more that define how we ensure confidentiality, integrity and the availability of information that can be measured;
•	internal monitoring and auditing;
•	response and corrective action plans; and
•	well-publicized disciplinary guidelines.

More information can be found in our Standards for Business Conduct and Ethics available at our website.

34 MAXIMUS

How We Performed in Fiscal Year 2019

The Company achieved solid performance in fiscal year 2019 as measured by important financial and operational metrics, including:

•	Revenues of $2.89 billion and diluted earnings per share of $3.72, as reported in the Company’s Form 10-K for the year ended September 30, 2019, were at record levels.
•	The Company achieved a strong operating profit margin of 11%.
•	Strong cash flow from operations of $356.7 million and free cash flow[1] of $294.4 million, as reported in the Company’s Form 10-K for the year ended September 30, 2019.
•	We made a number of important investments as part of our ongoing digital transformation efforts to further support our future growth.

Stock Performance Graph

The following graph compares the cumulative total shareholder return on our common stock for the five-year period from September 30, 2014, to September 30, 2019, with the cumulative total return for the NYSE Stock Market (U.S. Companies) and S&P Midcap 400 Indices. In addition, we have compared the results of a peer group to our performance. This graph assumes the investment of $100 on September 30, 2014, in our common stock, the NYSE Stock Market (U.S. Companies) and S&P Midcap 400 Indices, and our peer groups, weighted by market capitalization and assumes dividends are reinvested.

Notes:

A.	The lines represent index levels derived from compounded daily returns that include all dividends.
B.	The indexes are reweighted daily, using the market capitalization on the previous trading day.
C.	If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.	The index level for all series was set to $100.00 on September 30, 2014.
1	“Free cash flow” is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2019, and filed with the SEC on November 26, 2019.
2020 Proxy Statement 35

How We Are Looking Forward

The MAXIMUS culture and the commitment our employees have to the mission of our customers and the lives of the citizens we serve each day will remain a critical factor in our success. As we look forward, we see the clinical evolution of our business as well as the continued digital transformation of government services driving our growth opportunities.

We continue to believe there will be long-term demand for business process services with a clinical dimension. We see this in the demand for our growing appeals and assessments business where our health care professionals help determine eligibility for health care and related services. Our accomplishments under the U.K. Health Assessment Advisory Service project serve as compelling evidence that we can successfully provide clinical out-sourced business process solutions at scale. Both our skilled workforce and demonstrated ability to provide clinical services at scale become important differentiators as we pursue new opportunities that address wider demographic challenges.

With respect to digital transformation, we have been successfully incorporating digital enhancements into our operations. We are actively identifying areas within our existing portfolio of contracts where we can achieve additional operational and cost efficiencies through techniques such as robotic process automation (“RPA”) and machine learning. We are currently implementing RPA across many of our projects and have several other initiatives in the works. While still in the early stages, we are also applying augmented intelligence techniques to workflow automation in the assessments area. Our clients value our ability to leverage these types of digital capabilities that create more efficiencies and improve quality and service delivery.

We continue to see evidence that the long-term macro trends remain in our favor as governments seek better solutions to serve aging populations, people with more complex health care needs and barriers to sustainable employment, as well as addressing rising caseloads within budget constraints. MAXIMUS has a proven track record of growth, a dedicated team of seasoned operators, and a portfolio of contracts that generates meaningful cash flow. We have earned a reputation as a trusted long-term partner delivering outcomes that matter. Together with our government partners at the state, federal, and local levels, MAXIMUS is working hard every day to provide cost effective services that transform the lives of people around the world. We are keenly focused on providing services that are flexible, scalable and efficient for our government partners, but we never lose sight of the citizens we serve.

36 MAXIMUS

The Board of Directors has unanimously approved, and is recommending that shareholders approve, an amendment to our articles of incorporation to provide for the phased-in elimination of the classified board of directors structure and transition to the annual election of directors.

In its review of our classified board structure, the Board has carefully weighed the advantages and disadvantages of maintaining a classified board structure. The Board considered that many U.S. public companies have eliminated their classified board structures in recent years in favor of annual elections and that many investors now consider the election of directors to be the primary means for shareholders to influence corporate governance policies and to increase a board’s accountability.

The Nominating and Governance Committee of the Board regularly considers and evaluates a broad range of corporate governance issues affecting MAXIMUS and takes into consideration feedback we receive from our shareholders. The Nominating and Governance Committee’s recommendation and the Board’s decision took into account the input on the classified board structure that we have received from our shareholders.

After carefully weighing these considerations, including shareholder views on this topic, the Board concluded that the annual election of all directors will both enhance our corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Accordingly, the Board, upon the recommendation of the Nominating and Governance Committee, has unanimously determined that it is in the best interests of the Company to eliminate the classified board structure.

Our articles of incorporation currently provide that the Board shall be divided into three classes as nearly equal in number as possible with members of each class serving for three-year terms. If this proposal is approved, all directors will be elected annually beginning at the 2023 annual meeting. The directors to be elected at the 2020 Annual Meeting into the class whose term expires in 2023 will be elected to serve a full three-year term. The directors to be elected at the 2021 annual meeting will be elected to serve a one-year term. The directors to be elected at the 2022 annual meeting will be elected to serve a one-year term. At the 2023 annual meeting and at each meeting of shareholders thereafter, all directors will be elected annually. This phase-in will help ensure a smooth transition to the annual elections of all of our directors. Any directors appointed to fill vacancies will hold office for a term expiring at the annual meeting at which the term of the class to which they have been appointed expires. If Proposal 2 is not approved by the shareholders, the directors elected at the 2020 Annual Meeting will be elected to serve a three-year term expiring at the 2023 Annual Meeting of Shareholders or until their successors are elected and qualified.

The proposed amendment would also eliminate the requirement that at least 80% of the issued and outstanding shares of our common stock approve any amendment, revision or revocation of the provision in the articles of incorporation establishing the classified board of directors structure.

A copy of the proposed amendment to the articles of incorporation (the “Proposed Amendment”) is attached to this proxy statement as Annex A, with deletions indicated by strikethroughs and additions indicated by underlining (with such marks against the existing version of Article SEVENTH of our articles of incorporation). The summary of the Proposed Amendment set forth above is qualified in its entirety by reference to Annex A, which you should read in its entirety.

If approved, the Company will file an amendment to its existing articles of incorporation containing the Proposed Amendment with the Virginia State Corporation Commission promptly after the Annual Meeting. The Proposed Amendment would become effective upon filing with, and acceptance for record by, the Virginia State Corporation Commission.

To be adopted, Proposal 2 must be approved by the affirmative vote of the holders of 80% of the issued and outstanding shares of our common stock. Therefore, abstentions and broker non-votes will have the same effect as votes against the proposal, although abstentions and broker non-votes will count toward the presence of a quorum.

The Board of Directors Recommends that the Shareholders Vote “FOR” the Approval of an Amendment to Our Articles of Incorporation to Provide for the Annual Election of Directors.

2020 Proxy Statement 39

The Audit Committee and the Board of Directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as our independent registered accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2020. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2019 and 2018.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Although our bylaws do not require shareholder ratification, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending September 30, 2020.

The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for adoption of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 3 unless you mark your proxy card otherwise.

The Board of Directors Recommends that the Shareholders Vote “FOR” THE Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Accounting Firm for the Fiscal Year Ending September 30, 2020.

2020 Proxy Statement 41

 Audit Information

Fees of Independent Registered Accounting Firm

Set forth below is a description of the fees billed by Ernst & Young LLP, our independent registered accounting firm for the fiscal years ended September 30, 2018 and 2019.

Audit Fees

Fees billed for audit services totaled approximately $3,480,000 for the 2019 fiscal year and $2,881,907 for the 2018 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.

Audit-Related Fees

Fees billed for audit-related services primarily included services related to non-statutory financial reporting and totaled approximately $80,000 for the 2019 fiscal year and $73,540 for the 2018 fiscal year.

Tax Fees

Fees billed for tax services, including tax advice and tax planning, totaled approximately $138,000 for the 2019 fiscal year and $100,695 for the 2018 fiscal year.

All Other Fees

Fees billed for all other services rendered to us by Ernst & Young LLP, which included a subscription to an accounting research service, totaled approximately $112,000 for the 2019 fiscal year and $15,469 for the 2018 fiscal year.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax services and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.

Report of the Audit Committee

The Audit Committee is composed of four directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for:

•	establishing and maintaining our internal control over financial reporting;
•	assessing the effectiveness of our internal control over financial reporting as of the end of each year; and
•	the preparation, presentation and integrity of our consolidated financial statements.
42 MAXIMUS

Our independent registered accounting firm is responsible for:

•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting;
•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and
•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for:

•	the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and
•	overseeing and reviewing our accounting and financial reporting processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2019 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to the effectiveness of our internal control over financial reporting.

Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2019 for filing with the SEC.

Audit Committee

Raymond B. Ruddy (Chair)
Russell A. Beliveau
Paul R. Lederer
Peter B. Pond

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

2020 Proxy Statement 43

How We Are Paid —
Executive Compensation

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on that review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended September 30, 2019 and this proxy statement.

Compensation Committee

Peter B. Pond (Chair)
Anne K. Altman
Russell A. Beliveau
Paul R. Lederer
Raymond B. Ruddy
Michael J. Warren

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. There are no compensation committee interlocks with other entities with respect to any member of the Compensation Committee.

Fiscal Year 2019 Financial and Operational Achievements

Fiscal year 2019 was an exciting year of growth for MAXIMUS. In November 2018, we acquired the citizen engagement center business from General Dynamics Information Technology, welcoming 14,000 employees to our Federal U.S. business. With the acquisition, MAXIMUS became the pre-eminent citizen engagement center provider for the Federal government.

Across the business, we saw record level of success:

•	Revenues of $2.89 billion and diluted earnings per share of $3.72, as reported in the Company’s Form 10-K for the year ended September 30, 2019, were at record levels.
•	The Company achieved a strong operating profit margin of 11%.
•	The Company had strong cash flow from operations of $356.7 million and free cash flow[2] of $294.4 million, as reported in the Company’s Form 10-K for the year ended September 30, 2019.
•	We made a number of important investments as part of our ongoing digital transformation efforts to further support our future growth.
2	“Free cash flow” is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found within Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2019, and filed with the SEC on November 26, 2019.
44 MAXIMUS

Compensation Discussion and Analysis

At MAXIMUS, we believe that compensation is an important means for us to define and align our employees’ interests with our strategy and operational goals. Because our business is cyclical and involves some unique features, our pay designs reflect those drivers. Our compensation plans therefore differ in important ways from the designs of compensation packages at other companies.

In this section, we discuss and analyze our executive compensation program and how we compensated our named executive officers (“NEOs”), identified below, in fiscal year 2019. The individuals listed below include our Chief Executive Officer, Chief Financial Officer, and the other most highly compensated executive officers based on total compensation.

Name	Position
Bruce L. Caswell	Chief Executive Officer, President and Director
Richard A. Montoni	Vice Chairman, Senior Advisor to the CEO
Richard J. Nadeau	Chief Financial Officer and Treasurer
Mark S. Andrekovich*	Former Chief of Human Capital
David R. Francis	General Counsel and Secretary
*	In connection with his announced retirement, Mr. Andrekovich stepped down as our Chief of Human Capital effective August 31, 2019 and has provided transition and support services since then.

Pay for Performance — Overview of Fiscal Year 2019 Executive Compensation

We pay for performance. Rather than relying on a formula, however, both short- and long-term incentive awards are determined based on a subjective yet rigorous assessment of performance, taking into account financial and non-financial objectives as well as individual, business unit and overall Company performance. The reason for this is twofold:

•	The cyclical project nature of our business and constantly evolving government programs we engage with are not easily accounted for in specific performance metrics.
•	We want to avoid inadvertently discouraging management from pursuing opportunities that involve start-up investments or losses that could deliver long-term financial benefits to our Company but adversely affect near-term financial results and potential rewards.

We pride ourselves on applying discretion judiciously; incentive payments historically have been and continue to be aligned with performance. Furthermore, our long-term incentives are in the form of RSUs, which carry a lengthy five-year vesting period and provide a powerful retention incentive. For fiscal year 2019, 85% of the CEO’s and at least 67% of the other NEOs’ target compensation was performance-based and at risk, not including Mr. Montoni, our former CEO, who was compensated at a fixed salary for his services as Senior Advisor to the CEO.

In determining the compensation of our executive officers, the Compensation Committee evaluates and considers:

•	Total overall compensation levels, as well as the mix of salary, cash bonus incentives and equity incentives;
•	Our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures;
•	The duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;
•	Internal pay equity considerations; and
•	Comparative industry market data to assess compensation competitiveness.
2020 Proxy Statement 45

The table below summarizes each element of total direct compensation and actions taken for fiscal year 2019.

Pay Element	Description	2019 Actions
Base salary	Fixed pay element.	Mr. Caswell’s salary increased 3.6%. Salary increases of 3.8%-6.0% for other NEOs apart from Mr. Montoni who was compensated at a fixed rate pursuant to his employment agreement.
Annual cash incentive
Management Bonus Plan (MBP) pool is funded based on three metrics—Distributable Income, revenues and new awards.

Individual payouts are determined based on a balanced scorecard of Company, business unit and individual financial and strategic performance factors.
The Company achieved Distributable Income at an amount between the threshold and target levels. The Company did not achieve the threshold levels of revenues or new awards.
Long-term equity incentive	RSUs vest ratably over five years. Grant values are determined based on the Compensation Committee’s assessment of Company, business unit and individual performance.	Executive RSU grants made in November 2018 ranged between 129% and 160% of individual targets. See “Long-Term Equity Incentives” section below.

General

The Compensation Committee of our Board of Directors reviews and establishes the compensation of our executive officers, including the NEOs, and provides oversight of our compensation programs. The Compensation Committee consists entirely of independent directors and operates under a written charter approved by the Board of Directors.

During fiscal year 2019, the Compensation Committee engaged Pay Governance to assist it in carrying out its responsibilities with respect to executive compensation. In connection with that engagement, the Compensation Committee evaluated the independence of Pay Governance and determined that Pay Governance was an independent advisor in light of SEC rules and NYSE listing standards.

Pay Governance was asked to review market conditions and peer company practices and to evaluate the Company’s executive compensation programs against them. Pay Governance performed market analyses of peer group companies and the general market for executive talent and advised the Compensation Committee as to peer company and best practices regarding incentive opportunities for executive compensation.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is included under the captions “How We are Organized — Committees of the Board — Compensation Committee” and “How We Are Paid — Executive Compensation” in this proxy statement.

Objectives of Our Compensation Program

The primary objectives of our executive compensation program are to:

•	align executive pay with shareholders’ interests with an emphasis on pay for performance;
•	recognize individual initiative and achievements;
•	attract and retain highly skilled executive officers; and
•	unite the executive management team under common objectives.

Executive Compensation Principles

The Company’s primary focus is on long-term earnings growth. Accordingly, we endeavor to align our compensation with building shareholder value and to reward our executives for making sound long-term decisions. The Compensation Committee monitors the relationship of pay realized over the past three years relative to the Company’s performance to ensure our program provides the desired alignment. To that end, the Compensation Committee periodically reviews with the independent consultant, Pay Governance, the relationship of the realizable pay of the Chief Executive Officer to the total return to the Company’s shareholders.

46 MAXIMUS

Our executive compensation program consists of base salaries, performance-based annual cash incentive awards and long-term equity incentives. We believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable and other strategic objectives that will grow long-term shareholder value. Under our program, performance above targeted goals results in increased total compensation, and performance below targeted goals results in decreased total compensation.

Our long-term equity incentives generally are awarded in the form of restricted stock units (“RSUs”) and are granted in consideration of Company and individual performance during the prior fiscal year as well as retention objectives and vest over a five-year period.

These components of executive compensation are used together to achieve an appropriate balance between cash and equity compensation and between short-term and long-term incentives. A significant portion of each executive officer’s total compensation is at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value.

How Executive Pay Levels are Determined

The Compensation Committee regularly reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors.

How does the Company use the annual say-on-pay advisory vote? The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and considers those results as one element in connection with the discharge of its responsibilities. A substantial majority of our voting shareholders (85%) approved the compensation program described in our proxy statement for the 2019 Annual Meeting of Shareholders. Based on the demonstrated effectiveness and the shareholder support of our current compensation program, no changes to the overall structure of the program were made as a direct result of such shareholder vote. It is currently expected that we will hold annual say-on-pay votes until the next time the frequency of such votes is put before our shareholders.

The Company’s Chief Executive Officer, the General Counsel/Secretary, the Chief of Human Capital and a representative from Pay Governance regularly attend Compensation Committee meetings. They are primarily responsible for providing analysis and advice to the Compensation Committee. The Company executive officers do not participate in Compensation Committee decisions regarding their own compensation.

How is executive compensation determined? In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the individual components of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance in the prior fiscal year, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures;
•	the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the prior fiscal year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;
•	internal pay equity considerations; and
•	comparative industry market data to assess compensation competitiveness.

What other companies does the Compensation Committee consider? With respect to comparative industry data, the Compensation Committee reviews total direct compensation (including the mix of base salary, bonus and equity compensation elements) and evaluates compensation structures of comparable companies with assistance from its consultant, Pay Governance. That group consists of public companies in the same or similar business lines as MAXIMUS as well as competitors for executive talent. For purposes of fiscal 2019 compensation, the Compensation Committee reviewed compensation practices for the following comparable companies:

Booz Allen Hamilton Holding Corp.	ICF International
CACI International	Leidos Holdings
Conduent	ManTech International
Gartner	Science Applications International Corp.
Harris Corp.	Unisys Corp.
2020 Proxy Statement 47

One company was removed from last year’s comparator group, and one company was added to the group in fiscal year 2019. DST Systems was removed as it is no longer a publicly-traded company. Conduent was added to the group for fiscal year 2019. Note also that Harris Corp. merged with L3 Technologies during the course of the year to form L3Harris Technologies.

How does the Compensation Committee use the independent consultant? The Compensation Committee annually reviews a compensation analysis of the Chief Executive Officer and other NEOs prepared by Pay Governance. The study includes the comparator group companies and is supplemented with broader general industry survey data reflecting MAXIMUS’ revenues, market capitalization and number of employees. The study reflects that our market for executive talent is broader than just the government business process outsourcing sector and includes base pay, cash bonus, long-term equity and total direct compensation data. The survey reflects a large cross section of general industry companies and provides the Compensation Committee with a broad industry comparison. The identity of the specific companies comprising the general industry survey is not disclosed to, or considered by, the Compensation Committee in its decision-making process.

In order to attract talent and offer market-competitive compensation, MAXIMUS has established the total target compensation levels for its executives taking into consideration peer company and general industry compensation data, including the level of compensation and the mix of base salary, bonus and long-term equity elements. In practice, total target direct compensation for the named executive officers at MAXIMUS approximates the 50th percentile of the comparator group. However, MAXIMUS has not established formal benchmarking targets or objectives for total compensation or the individual elements thereof, and actual compensation may vary significantly from that of the companies in the comparator group due to Company and individual performance.

Components of Executive Compensation

The three primary elements of our compensation program in fiscal year 2019 were: (1) annual base salary, (2) short-term incentive compensation under our Management Bonus Plan (“MBP”) and (3) long-term incentives through equity-based awards under our 2017 Equity Incentive Plan. Each of the three principal components of executive compensation is designed to reward performance and provide incentives to executive officers consistent with our overall objectives and principles of executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during fiscal year 2019 can be found in the “Summary Compensation Table” and other tables and narrative disclosures following this discussion. In addition, we provide certain retirement benefits through our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Base Salary

Our base salary philosophy is to provide reasonable income to our NEOs in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee evaluates and approves the salaries for the executive officers on an annual basis. In establishing the salaries, the Compensation Committee balances the need to offer competitive salaries that will limit turnover with the need to maintain careful control of salary and benefit expenses.

Individual salaries for executive officers (except for the salary of the Chief Executive Officer) are recommended by the Chief Executive Officer to the Compensation Committee based on his subjective assessment in each case of the nature of the position, as well as the contribution, performance and experience of the executive officer.

In making salary determinations for fiscal year 2019, the Compensation Committee evaluated the financial and strategic contributions of the executive officers based on overall Company financial performance, business unit financial performance, achievements in implementing our long-term strategy and the recommendations of the Chief Executive Officer. As noted above, the Company has not established a formal benchmarking target versus peer companies when determining base salaries. The Compensation Committee gives meaningful consideration to the recommendations of the Chief Executive Officer, but the decisions regarding executive salaries are made by the Compensation Committee. The Chief Executive Officer does not make any recommendations to the Compensation Committee or its independent consultant regarding his own compensation. The Chief Executive Officer’s compensation is determined by the Compensation Committee with the assistance and advice of the independent consultant.

48 MAXIMUS

Mr. Caswell is compensated pursuant to an employment agreement, which is described under “Supplemental Discussion of Compensation” below. He is eligible for base salary increases as the Compensation Committee may determine. In establishing his base salary for fiscal year 2019, the Compensation Committee evaluated Mr. Caswell’s performance based on our financial performance, achievements in implementing our long-term strategy and the personal observations of his performance by the members of the Board of Directors. As with the executive officers generally, the Compensation Committee also considered the data provided by Pay Governance. No particular weight was given to any particular aspect of the performance of the Chief Executive Officer.

Changes to base salaries are typically effective as of January 1 of each year. With the exception of Mr. Montoni, the increases shown below for 2019 reflect the Compensation Committee’s assessment of individual performance over previous years and competitive market data provided by Pay Governance.

Each NEO’s 2019 salary is presented below as well as their 2018 salaries and percentage increases.

Name and Position	2019 Annual Salary	2018 Annual Salary		Percentage Change
Bruce L. Caswell Chief Executive Officer and President	$725,000	$700,000	(1)	3.6%
Richard A. Montoni Vice Chairman, Senior Advisor to the Chief Executive Officer	$1,000,000	$1,000,000	(2)	0%
Richard J. Nadeau Chief Financial Officer	$500,000	$475,000		5.3%
Mark S. Andrekovich Former Chief of Human Capital	$440,000	$415,000		6%
David R. Francis General Counsel	$415,000	$400,000		3.8%
(1)	From January 1, 2018 to March 31, 2018, Mr. Caswell’s annual base salary was $650,000. Effective April 1, 2018, Mr. Caswell became Chief Executive Officer. Mr. Caswell’s employment agreement effective April 1, 2018 provided for an annual salary of $700,000. Please see Supplemental Discussion of Compensation below for further details of Mr. Caswell’s employment agreement.
(2)	From January 1, 2018 to March 31, 2018, Mr. Montoni’s annual base salary was $800,000. Effective April 1, 2018, Mr. Montoni became Vice Chairman and Senior Advisor to the Chief Executive Officer. Mr. Montoni’s employment agreement was amended effective April 1, 2018 to provide for an annual salary of $1,000,000. Please see Supplemental Discussion of Compensation below for further details of Mr. Montoni’s amended employment agreement.

Annual Cash Incentives

What type of annual cash bonus does the Company use? Annual cash incentive awards, under the Company’s MBP, provide an opportunity for employees and executives to earn cash compensation for business and individual performance. In addition to the NEOs, approximately 892 employees are participants in the MBP. The amount of each individual’s target MBP award has been set as a percentage of base pay. Actual awards may vary above or below the target based on achievement of Company, business unit and individual performance goals as well as the scope of the individual’s responsibility and the market for executives with similar skills and background.

As discussed below, the MBP is not funded beyond a minimum amount unless the Company achieves its threshold performance goals for the fiscal year. Therefore, the Company’s achievement of the threshold MBP performance metrics is essentially a pre-condition for the funding of the bonus pool above the minimum amount. We believe this structure is effective in placing the overall goals of the Company ahead of the particular goals of any particular segment, functional area or executive officer. For MAXIMUS, this structure best aligns management incentives with shareholder interests. The Compensation Committee established the percentages with consideration of survey information provided by Pay Governance, and they are intended to link a substantial portion of an executive’s compensation to the overall performance of the Company. The Company has not established a formal benchmarking target versus peer companies when setting MBP award targets.

How is the MBP pool funded? Before fiscal year 2019 we relied on a single metric—Distributable Income (defined below)—in funding the bonus pool. Beginning in fiscal year 2019 the pool is funded based on three weighted metrics:

•	70% Distributable Income
•	15% revenue growth
•	15% new business awards
2020 Proxy Statement 49

For these purposes, Distributable Income is our income before income taxes (as reported in the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019) adjusted to eliminate the effects of currency fluctuations from budget, mergers and acquisitions, discontinued operations and legal settlements or recoveries. Revenue is based on the Company’s audited financial statements, and new business awards are based on the total value of contracts awarded during the period assuming the exercise of all priced option years.

The actual Company-wide bonus pool is determined by the specific levels of Company performance against the three metrics at threshold, target and superior levels. The goal for each metric is set by the Board of Directors at the beginning of the fiscal year and aligns with the Company’s revenue, new business awards and EPS expectations. At the end of the fiscal year, the Compensation Committee evaluates the Company’s performance against those goals and approves the final amount of the Company’s bonus pool. Performance above the superior level results in additional bonus pool funding.

Achievement of the three metrics does not determine if or how awards are made to employees; rather it determines the overall funding of the available bonus pool. For fiscal year 2019, the Compensation Committee committed to minimum funding of the overall Company bonus pool of $11 million. The bonus pool is not funded beyond that minimum amount unless the Company achieves its threshold performance against one or more of the three metrics.

If the Company achieves the threshold or greater level of performance against the metrics, the Compensation Committee retains discretion to increase or decrease the bonus pool by the greater of $7.5 million or 25% of the earned bonus pool (but not below the $11 million minimum). If the threshold level is not met, the Compensation Committee funds a minimum bonus pool of $11 million to recognize individuals or groups of individuals who made exceptional contributions to the Company and to encourage retention of employees and executives. If the superior level of performance is exceeded, the bonus pool increases proportionately.

How are individual bonuses determined? Once the bonus pool is determined, individual awards are based on a combination of corporate, business unit and individual accomplishments. The starting point for an executive officer’s cash incentive is the individual target percentage as described below, and individual awards generally range from 50% (at threshold) to 150% (at superior) of such target amounts depending on the achievement of corporate, business unit and individual goals. However, no amount of bonus is guaranteed, and the final amount may be higher than superior or lower than threshold based on the Compensation Committee’s assessment.

At the beginning of fiscal year 2019, each executive officer’s individual goals were established, communicated and approved by Mr. Caswell in the case of Messrs. Andrekovich, Francis and Nadeau, and by the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Caswell. At the conclusion of the fiscal year, each executive participated in an evaluation with the Chief Executive Officer (or the Chairman of the Board and the Chair of the Compensation Committee in the case of Mr. Caswell). The goals were assessed as “met expectations,” “above expectations” or “below expectations.” In addition, the evaluation considered personal competencies and behavioral elements including leadership skills, subject matter expertise, teamwork, development of subordinates and integrity. In the case of the executives other than the Chief Executive Officer, a summary of the executive evaluations was presented to the Compensation Committee together with the Chief Executive Officer’s recommendations for their annual cash incentive awards. The Chairman of the Board and the Chair of the Compensation Committee presented their evaluation of the Chief Executive Officer to the Compensation Committee. The Chief Executive Officer did not make a recommendation for his own cash incentive award.

For fiscal year 2019, the goals for the three metrics used to fund the bonus were as follows:

Level	Distributable Income	Revenue	New Business Awards
Threshold	$317,400,000	$2,925,000,000	$1,200,000,000
Target	$347,400,000	$3,025,000,000	$1,800,000,000
Superior	$377,400,000	$3,125,000,000	$2,400,000,000

The Company achieved Distributable Income of $338,874,000 for fiscal year 2019, which reflected performance above the threshold level. Revenue was $2,880,638,000 and new business awards were $1,175,400,000 which were both below the threshold level. This performance resulted in a total MBP pool of $14,100,000.

50 MAXIMUS

How did the NEOs perform in 2019? The individual accomplishments of the NEOs are described below.

Mr. Caswell

Mr. Caswell’s target incentive payment percentage was set at 150% of his base salary. For fiscal year 2019 his personal goals consisted of: achieving EPS targets, organic revenue growth3, operating profit margin, quarterly days sales outstanding (“DSOs”)4, Distributable Income at the target level, winning contract rebids and option renewals, strategic merger and acquisition efforts, client satisfaction results, new business awards, enhancing the Company’s clinical services, execution of the Company’s digital strategy initiatives, the advancement of the Company’s cyber-security and data protection capabilities and certain other financial objectives. The Compensation Committee acknowledged Mr. Caswell’s leadership in closing and integrating the acquisition of the Federal customer contact centers and his significant contributions to the Company’s success in delivering record revenues, earnings per share and cash flow from operations, winning key rebids and contract option renewals and developing new platforms for future growth and important digital initiatives. For the foregoing reasons and in light of the Company falling short of its target funding level for the bonus pool, Mr. Caswell earned a $250,000 incentive award for fiscal year 2019, which was 23% of his target amount.

Mr. Montoni

Mr. Montoni was compensated at a fixed rate based on the terms of his employment agreement which expired at the end of fiscal year 2019, and he did not receive a bonus.

Mr. Nadeau

Mr. Nadeau’s target incentive payment percentage was set at 75% of his base salary. For fiscal year 2019 his personal goals consisted of: achieving EPS targets, organic revenue growth, operating profit margin, quarterly DSOs, Distributable Income at the target level, winning contract rebids and option renewals, managing strategic merger and acquisition activities, supporting the further development of the internal audit function and risk management processes, implementing and improving financial systems and processes, launching of new projects successfully, avoiding significant project problems, helping to improve projects with performance challenges and certain other financial metrics. The Compensation Committee acknowledged Mr. Nadeau’s leadership and significant contributions to the Company’s success in delivering record revenues, earnings and cash flow, successfully integrating the Federal customer contact centers and managing the Company’s risk profile. For the foregoing reasons and in light of the Company falling short of its target funding level for the bonus pool, Mr. Nadeau earned a $318,750 incentive award for fiscal year 2019, which was 85% of his target amount.

Mr. Andrekovich

Mr. Andrekovich’s target incentive payment percentage was set at 60% of his base salary. Because he stepped down as Chief of Human Capital before the end of the fiscal year, Mr. Andrekovich did not participate in the year-end evaluation process. Instead, he received a pro rata portion of his target bonus which amounted to $242,000.

Mr. Francis

Mr. Francis’ target incentive payment percentage was set at 60% of his base salary. For fiscal year 2019 his personal goals consisted of successfully resolving legal issues, managing external legal costs, maintaining the Company’s high standards of corporate governance, supporting merger and acquisition activities and developing high-potential employees in the legal, contracts and privacy functions. The Compensation Committee acknowledged Mr. Francis’ leadership and significant contributions to the Company’s success in helping to deliver record earnings results, resolving certain legal matters including the securities litigation matter which was dismissed, managing external legal costs, managing the Company’s intellectual property portfolio and supporting strategic initiatives including the successful acquisition and integration of the Federal customer contact centers. For the foregoing reasons and in light of the Company falling short of its target funding level for the bonus pool, Mr. Francis earned a $186,750 incentive award for fiscal year 2019, which was 75% of his target amount.

3	“Organic revenue growth” is a non-GAAP term. A description of how we calculate organic revenue growth, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2019 and filed with the SEC on November 26, 2019.
4	“Quarterly DSOs” are defined in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2019 and filed with the SEC on November 26, 2019.
2020 Proxy Statement 51

The total annual cash incentives awarded to the NEOs for fiscal year 2019 under the MBP were as follows, as compared to the annual cash incentives awarded for fiscal year 2018:

Name	FY2019		FY2018
Bruce L. Caswell Chief Executive Officer and President	$250,000		$0
Richard A. Montoni Vice Chairman, Senior Advisor to the Chief Executive Officer and Former CEO	$0		$0
Richard J. Nadeau Chief Financial Officer	$318,750		$0
Mark S. Andrekovich Former Chief of Human Capital	$242,000	(1)	$0
David R. Francis General Counsel	$186,750		$0
(1)	As noted above, Mr. Andrekovich’s bonus was a pro rata portion of his target bonus.

Long-Term Equity Incentives

What type of equity incentives does the Company use? The Compensation Committee provides equity incentives to executive officers through long-term awards. Long-term equity incentives are made to executive officers in the form of RSUs, which are granted on the basis of performance during the prior fiscal year as well as retention objectives and vest over a five-year period. Those awards provide executive officers with an opportunity to accumulate our common stock in order to align their long-term interests with those of our shareholders. The goal of the Compensation Committee in granting equity incentives is to directly link an executive’s compensation opportunities with shareholder value creation. The Compensation Committee believes the current long-term equity structure has been effective in delivering superior Company performance for shareholders while also achieving its reward and retention objectives.

The Compensation Committee employs multi-year vesting of equity incentive awards for retention purposes with RSUs vesting in equal installments over a five-year period. The Compensation Committee believes that multi-year vesting focuses executive officers on consistent long-term growth of shareholder value and encourages retention.

How are long-term equity awards determined? Long-term equity incentive award amounts are determined by the Compensation Committee based on Company and individual performance for the prior fiscal year. The Compensation Committee also considers retention needs and increases or decreases in an executive’s job responsibilities. The Company has not established a formal benchmarking target versus peer companies when determining long-term equity awards. For fiscal year 2019 Mr. Caswell’s target equity award level was 425% of base salary, Mr. Nadeau’s target level was 250% of base salary and for Mr. Andrekovich and Mr. Francis the target level was 150% of base salary. Mr. Montoni no longer participates in the equity award program and did not receive an award in fiscal year 2019. Target award levels are based on an individual’s base salary and are designed to link a significant portion of an executive’s overall compensation to the long-term performance of the Company. Long-term equity awards are generally made in October or November and are intended to be compensation for the executive’s service for the prior fiscal year.

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What awards were made in fiscal year 2019? During fiscal year 2019 (November 2018), the NEOs received long-term equity awards in the form of RSUs as described below. The awards reflect the Compensation Committee’s subjective assessment of Company and individual performance during the prior fiscal year as well as the scope of each individual’s responsibilities, retention considerations and the market for executives with similar skills and experience. Overall, the Company achieved a record level of earnings per share in fiscal year 2018. Individual performance considerations are noted below.

Name	Long-Term Equity Award	Award as Percentage of Target	Individual Performance Considerations
Bruce L. Caswell	$4,000,000	130%	The Compensation Committee acknowledged Mr. Caswell’s significant contributions to:
			•	the successful transition of the CEO role
			•	the record earnings results and cash flow from operations of the Company for FY18
			•	successful rebids and option renewals of key contracts
			•	development of new platforms for future growth
			•	continued development of important digital initiatives.
Richard J. Nadeau	$2,000,000	160%	The Compensation Committee acknowledged Mr. Nadeau’s significant contributions to:
			•	supporting the delivery of record EPS for FY18
			•	managing the risk profile of the Company
			•	managing strategic merger and acquisition opportunities
			•	improving accounting systems and processes.
Mark S. Andrekovich	$850,000	129%	The Compensation Committee acknowledged Mr. Andrekovich’s significant contributions to:
			•	the Company’s record earnings results in FY18
			•	maintaining a competitive human capital infrastructure
			•	leadership in executive succession planning and organizational development actions that will enable our long-term growth
			•	achievement of Tax Credit and Employer Services division financial results including record revenues and operating income.
David R. Francis	$850,000	137%	The Compensation Committee acknowledged Mr. Francis’ significant contributions to:
			•	supporting the delivery of record EPS by managing legal matters and external legal costs for FY18
			•	successfully resolving legal matters and maintaining high standards of corporate governance
			•	supporting merger and acquisition efforts
			•	developing high-potential employees.

Executive Equity Ownership Requirements

Executive officers are required to hold a certain amount of equity in the Company. The Chief Executive Officer is required to hold equity equal to 600% of his base salary, and the other executive officers are required to hold equity equal to 150% of their base salaries. For these purposes, “equity” consists of the market value of shares owned directly by the officer, the “in-the-money” value of vested stock options and any shares that would have been distributed to the officer but for the officer’s election to defer receipt of the shares for tax purposes. All NEOs met the ownership requirement as of the end of fiscal year 2019.

Anti-Hedging and Anti-Pledging Policies

The Company’s Insider Trading Policy prohibits directors, officers and employees from selling short or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of MAXIMUS securities, including the trading of those securities on margin. It also prohibits those parties from pledging MAXIMUS securities (including incurring margin debt against those shares).

Compensation Recovery (Clawback) Policy

Under the Company’s Compensation Recovery Policy, the Board of Directors may, consistent with applicable law, cancel or require reimbursement of any incentive compensation (which includes bonuses, other short-term and long-term non-equity incentive compensation and equity-based incentive compensation) received by an executive officer, if and to the extent that (i) the amount of the bonus or other incentive compensation was calculated based upon the achievement of certain financial

2020 Proxy Statement 53

results that were subsequently the subject of a restatement, (ii) the individual engaged in intentional misconduct that caused or partially caused the need for the restatement and (iii) the amount of the bonus or other incentive compensation that would have been awarded to the individual had the financial results been properly reported would have been lower than the amount actually awarded. In such cases, the Company may recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results. The Compensation Recovery Policy is posted on the Company’s website under “Investor Relations — Corporate Governance.”

The Company will update its Compensation Recovery Policy to comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) once the SEC’s rules are finalized. Those rules would require the Company, in the event of a restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statement. The Compensation Committee will periodically review the Company’s Compensation Recovery Policy and will propose appropriate amendments to the full Board of Directors once it has had the benefit of reviewing the SEC’s final rules under the legislation.

Retirement, Deferred Compensation and Pension Plans

We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. Those plans are described below.

401(k) Savings Plan

Under our MAXIMUS, Inc. 401(k) Savings Plan, a tax-qualified retirement savings plan, participating employees, including our NEOs, may contribute up to 75% of eligible earnings on a before-tax basis, up to a limit of $19,000 for 2019, into their 401(k) Plan accounts. In addition, under the 401(k) Plan, the Company matches an amount equal to fifty cents for each dollar contributed by participating employees on the first 6% of their eligible earnings (5% of eligible earnings in the case of the NEOs and other “highly-compensated employees”) up to a maximum of $7,000.

For purposes of voluntary contributions, no more than $280,000 of annual compensation (for 2019, and as adjusted by the IRS for future years) could be taken into account in computing benefits under the 401(k) Plan. Participants who reached age 50 before year end could also contribute, on a before-tax basis and without regard to the $19,000 limit, catch-up contributions of up to $6,000 for 2019 which are not eligible for the employer match.

We maintain the 401(k) Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) Plan permits employees to make such savings in a manner that is relatively tax efficient.

Deferred Compensation Plan

MAXIMUS also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who may desire to save more than permitted under the Company’s 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan below.

Severance Payments

The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive’s termination in exchange for a release of all claims against the Company.

The Company also maintains an income continuity program for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company that it will have the continued services and support of the executives notwithstanding the possibility, threat or occurrence of a

54 MAXIMUS

change in control. The income continuity program uses a “double trigger.” That is, cash-based payments to a participant under the plan are based on both a change in control of the Company as well as a termination of the participant’s employment. See Potential Payments upon Change in Control Involving Employment Termination below.

Risk Assessment of Compensation Programs

The Compensation Committee has reviewed with Pay Governance the compensation and benefit programs for the Company’s executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Compensation Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company’s risk profile or approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Tax Considerations

Prior to its amendment in 2017, Internal Revenue Code Section 162(m) imposed a limit of $1,000,000 on the amount of compensation that the Company could deduct in any one year with respect to our Chief Executive Officer and certain other highly compensated named executive officers. The Compensation Committee has historically designed its compensation programs based on its belief that a substantial portion of the compensation payable to the executive officers should be based on the achievement of performance-based targets or otherwise be designed with the intent that such compensation qualify as deductible performance-based compensation under Section 162(m). The Tax Cuts and Jobs Act (the “Act”), signed into law in December 2017, made certain changes to Code Section 162(m), effective for taxable years beginning after December 31, 2017, including, among others, expanding the number of individuals covered by Section 162(m) to include a company’s chief financial officer and eliminating the exception for performance-based compensation.

As a result of the changes to Code Section 162(m) for taxable years beginning after December 31, 2017, compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible.

2020 Proxy Statement 55

Annual Compensation of Executive Officers

Summary Compensation Table

In the tables and discussion below, we summarize the compensation earned during fiscal years 2017, 2018 and 2019 by our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers, collectively referred to as the “named executive officers.”

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Bruce L. Caswell Chief Executive Officer and President	2019	718,750	0	4,000,000	250,000		7,000	4,975,750
	2018	667,500	0	2,500,000	0		6,875	3,174,375
	2017	615,000	0	2,200,000	850,000		8,075	3,673,075
Richard A. Montoni Vice Chairman and Sr. Advisor to the CEO	2019	1,000,000	0	0	0		5,048	1,005,048
	2018	887,500	0	0	0		6,875	894,375
	2017	743,750	0	3,500,000	5,200,000	(4)	6,750	9,450,500
Richard J. Nadeau Chief Financial Officer	2019	493,750	0	2,000,000	318,750		7,000	2,819,500
	2018	468,750	0	1,400,000	0		6,875	1,875,625
	2017	443,750	0	1,210,000	775,000		6,750	2,435,500
Mark S. Andrekovich Former Chief of Human Capital	2019	378,749	242,000	850,000	0		7,256	1,478,005
	2018	412,500	0	750,000	0		6,875	1,169,375
	2017	402,500	0	750,000	372,000		7,152	1,531,652
David R. Francis General Counsel	2019	411,250	0	850,000	186,750		7,000	1,455,000
	2018	396,250	0	750,000	0		6,875	1,153,125
	2017	382,500	0	750,000	355,000		6,750	1,494,250
(1)	The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards granted during the applicable year. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.
(2)	The amounts in this column reflect annual cash incentive awards earned by our named executive officers.
(3)	The amounts in this column reflect the Company match for 401(k) and Deferred Compensation Plan contributions.
(4)	Of Mr. Montoni’s overall cash incentive amount for fiscal year 2017, $2,200,000 reflected the cash incentive he earned for fiscal year 2017 under the MBP, and $3,000,000 is the amount awarded in cash in lieu of RSUs that were earned based on fiscal 2017 performance and would otherwise have been granted to him in November 2017. Mr. Montoni is no longer eligible for RSU awards under his amended employment agreement. Please see Supplemental Discussion of Compensation below for further details of Mr. Montoni’s amended employment agreement.

Supplemental Discussion of Compensation

As described below, we have entered into employment agreements with Mr. Caswell and Mr. Montoni. We have not entered into employment agreements with any of the other named executive officers. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.

Employment Agreement with Mr. Caswell

The Company and Mr. Caswell entered into a new employment agreement effective April 1, 2018, the date on which Mr. Caswell became Chief Executive Officer. The initial term of Mr. Caswell’s employment agreement is three years and will automatically renew for successive one-year terms unless either party gives no less than three months’ prior notice of non-renewal. For fiscal year 2019 Mr. Caswell’s annual base salary was $725,000, and he was eligible to receive a cash bonus under our Management Bonus Program, with a targeted bonus of 150% of his base salary. For fiscal year 2019 his targeted equity award level was 425% of his base salary, and awards will continue to vest over their scheduled terms unless he is

56 MAXIMUS

terminated for cause or resigns without good reason. If Mr. Caswell’s employment is terminated without cause, if Mr. Caswell terminates his employment for good reason, or if the Company elects not to renew the agreement, Mr. Caswell is entitled to receive a lump-sum severance payment equal to the greater of his base salary for the remainder of the initial term (or renewal term), or two times the sum of (a) his base salary, plus (b) the lesser of his target bonus or the actual bonus paid to him in the year prior to the termination. In addition, Mr. Caswell will receive continued vesting of his equity awards in accordance with their terms and continuation of health and welfare benefits coverage for the greater of 12 months or the remainder of the term. If his employment terminates in connection with a change in control of the Company, Mr. Caswell will be entitled to benefits under the Company’s Income Continuity Program in lieu of the severance under his employment agreement. Mr. Caswell is subject to confidentiality provisions and non-competition restrictions under the new agreement that will last until one year after the termination of his employment.

Employment Agreement with Mr. Montoni

The Company and Mr. Montoni entered into an Amended and Restated Employment, Non-Compete and Confidentiality Agreement (“Amended Agreement”) effective April 1, 2018, the date on which Mr. Caswell became Chief Executive Officer and Mr. Montoni became Senior Advisor to Mr. Caswell. The term of the Amended Agreement continued until September 30, 2019 and expired on that date. Under the Amended Agreement, Mr. Montoni received an annual base salary of $1,000,000. During the term of the Amended Agreement, he was not eligible for awards under the MBP or the 2017 Equity Incentive Plan, he was not eligible to participate in the Company’s Income Continuity Program and he was not eligible for the severance benefits specified in the severance guidelines adopted by our Compensation Committee in 2006 described below. Equity awards previously granted to Mr. Montoni continue to vest over their stated terms notwithstanding the expiration of the Amended Agreement.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, the ratio of the annual total compensation of Mr. Caswell to the median of the annual total compensation of all of our employees (other than Mr. Caswell) was computed to be 139 to 1 for fiscal year 2019, based on the methodology described below.

As of September 30, 2019, our total employee population consisted of approximately 30,000 individuals, including our Chief Executive Officer. We compared the annual base salary or wages, as well as equity and bonus awards, of all employees (other than Mr. Caswell), as reflected in our human resources systems of record; as part of that process we annualized compensation of employees who were employed for less than the full fiscal year and for part-time employees based on their scheduled hours, but we did not annualize the compensation of employees in temporary or seasonal positions. That was consistently applied to all individuals in the measured employee population to identify our median employee and yielded annual compensation for the median employee of $35,793.

The ratio of the annual total compensation of Mr. Caswell to the compensation of the median employee was then computed, yielding the final result. We believe this is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, estimates and assumptions and, as result, the pay ratio reported by other companies may not be comparable to our pay ratio.

Grants of Plan-Based Awards Table

The following table contains information concerning potential payouts under the MBP as well as actual grants of RSU awards to each of the NEOs during the fiscal year ended September 30, 2019. As noted above, Mr. Montoni was not eligible for equity or bonus awards during fiscal year 2019.

2020 Proxy Statement 57

Grants of Plan-Based Awards in Fiscal Year 2019
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($)(5)
Name		Threshold ($)(2)	Target ($)(3)	Superior ($)(4)
Bruce L. Caswell	11/12/18	543,750	1,087,500	1,631,250	59,497	4,000,000
Richard J. Nadeau	11/12/18	187,500	375,000	562,500	29,749	2,000,000
Mark S. Andrekovich	11/12/18	132,000	264,000	396,000	12,643	850,000
David R. Francis	11/12/18	124,500	249,000	373,500	12,643	850,000
(1)	These amounts reflect the potential range of payouts for threshold to superior performance levels (there is no maximum amount that may be paid) under the 2019 MBP. Actual amounts paid for fiscal year 2019 performance are set forth in the Summary Compensation Table.
(2)	Threshold has been established at 50% of the executive’s target bonus.
(3)	Each executive’s target bonus is set as a percent of base pay as follows: Mr. Caswell 150%; Mr. Nadeau 75%; Mr. Andrekovich 60% and Mr. Francis 60%.
(4)	Superior has been established at 150% of the executive’s target bonus; however, that amount does not constitute an upper limit and may be exceeded depending on Company and individual performance.
(5)	The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made during the applicable fiscal year under our 2017 Equity Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

Supplemental Discussion of Awards

Dividends are accrued on unvested RSUs in the form of additional RSUs. Those additional RSUs vest over the same period as the underlying awards on which they are paid. Once RSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company’s common stock. RSU awards vest in equal installments over five years.

Outstanding Equity Awards at Fiscal Year-End Table

In the table below, we list information on the holdings of unvested stock awards as of September 30, 2019 for each of the NEOs.

Outstanding Equity Awards at Fiscal Year-End 2019
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bruce L. Caswell	7,966	(2)	615,453
	16,645	(3)	1,285,993
	23,540	(4)	1,818,700
	48,258	(5)	3,728,413
Richard A. Montoni	11,949	(2)	923,180
	26,481	(3)	2,045,922
Richard J. Nadeau	4,979	(2)	384,678
	9,155	(3)	707,315
	13,182	(4)	1,018,441
	24,129	(5)	1,864,207
Mark S. Andrekovich	2,987	(2)	230,776
	5,674	(3)	438,373
	7,062	(4)	545,610
	10,254	(5)	792,244
David R. Francis	2,788	(2)	215,401
	5,674	(3)	438,373
	7,062	(4)	545,610
	10,254	(5)	792,224
(1)	The market value of the RSUs is based on the $77.26 closing price of a share of our common stock as of September 30, 2019, the last trading day of our fiscal year as reported on the NYSE.
(2)	RSUs will vest on September 30, 2020, the fifth year after the year of grant.
(3)	One-half of these RSUs will vest on each of September 30, 2020 and September 30, 2021, the fourth and fifth years, respectively, after the year of grant.
(4)	One-third of these RSUs will vest on each of September 30, 2020, September 30, 2021 and September 30, 2022, the third, fourth and fifth years, respectively, after the year of grant.
(5)	One-fourth of these RSUs will vest on each of September 30, 2020, September 30, 2021, September 30, 2022 and September 30, 2023, the second, third, fourth and fifth years, respectively, after the year of grant.
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Stock Vested Table

In the table below, we list information on the vesting of stock awards during the year ended September 30, 2019 for each of the named executive officers.

Stock Vested in Fiscal Year 2019
	Stock (RSU) Awards Vested
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Bruce L. Caswell	42,197	3,260,140
Richard A. Montoni	40,177	3,104,075
Richard J. Nadeau(2)	19,984	1,543,964
Mark S. Andrekovich	12,883	995,341
David R. Francis	12,577	971,699
(1)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.
(2)	Pursuant to the 2017 Equity Incentive Plan, Mr. Nadeau elected to defer settlement of 15,589 RSUs that vested on September 30, 2019. Those shares will be distributed in five equal annual installments beginning October 1, 2022. The shares underlying such RSUs and the value realized on vesting are reflected in this table.

Fiscal Year 2020 Equity Awards

As described above, RSUs are awarded at the beginning of the fiscal year based on prior year performance and retention considerations. The RSUs reported in the Summary Compensation Table for 2019 were awarded in November 2018 for performance in fiscal year 2018.

In November 2019, our NEOs were awarded the RSUs shown in the table below based on fiscal year 2019 performance. The individual accomplishments of the NEOs for fiscal year 2019 are described above under the caption “How did the NEOs perform in 2019?” Since these RSUs were granted in fiscal year 2020, they will be reported in next year’s proxy statement in the Summary Compensation Table for 2020.

Name	Number of RSUs	Grant Date Fair Value of RSUs ($)
Bruce L. Caswell	56,665	$4,400,037
Richard A. Montoni	—	—
Richard J. Nadeau	25,757	$2,000,031
Mark S. Andrekovich	—	—
David R. Francis	10,947	$850,035

Nonqualified Deferred Compensation Table

In the table below, we show the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during the year ended September 30, 2019.

Nonqualified Deferred Compensation Fiscal Year 2019
Name	Executive Contributions in Last Fiscal Year ($)(1)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard A. Montoni	—		—	—	—	—
Bruce L. Caswell	72,340		—	32,546	—	3,598,910
Richard J. Nadeau	15,589	(2)	—	—	—	1,204,406	(3)
Mark S. Andrekovich	229,726		—	44,079	—	1,852,623
David R. Francis	—		—	—	—	—
(1)	For Mr. Caswell and Mr. Andrekovich, the deferrals were made under the Deferred Compensation Plan. For Mr. Nadeau, the deferral was made under the 2017 Equity Incentive Plan.
(2)	Amount reflects the value of RSUs granted under the 2017 Equity Incentive Plan (and described in footnote 2 to the Stock Vested in Fiscal Year 2019 Table above), that vested in 2019 which Mr. Nadeau elected to defer. The value was determined based on the number of RSUs vested and deferred multiplied by the market value of the underlying shares on the vesting date.
(3)	Amount reflects the aggregate value of the vested and deferred RSUs based on the $77.26 closing price of a share of our common stock on the last business day of our fiscal year ended September 30, 2019.
2020 Proxy Statement 59

Supplemental Discussion of Deferred Compensation Plan

The MAXIMUS Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments and any refunds of excess 401(k) Plan contributions. Participants may also defer receipt of all or a portion of their RSU awards under the 2017 Equity Incentive Plan. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant’s deferral account over time. RSU awards are maintained as stock units and distributed only in the form of shares of the Company’s stock. The plan includes a discretionary 50% match by the Company on the first 1% of employee salary deferrals. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company partially funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Internal Revenue Code.

Retirement Program for Key Executives

In fiscal year 2019 the Compensation Committee adopted a program pertaining to the treatment of equity awards upon the retirement of certain key executives. The participants in the program are the NEOs and the Company’s Segment General Managers. An individual must be at least 55 years of age with 10 or more years of service with the Company or at least 60 years of age with five or more years of service to qualify. Provided an individual gives sufficient notice and enters into an enhanced non-competition agreement that extends for two years beyond the last vesting date of any equity awards, the individual’s equity awards will continue to vest over their stated terms.

The following table shows the total pre-tax value of RSUs that would be subject to continued vesting had the person elected to retire under the terms of this program effective September 30, 2019. The value shown would be the amount realized over the remaining vesting period of the RSUs based on the value of the company’s common stock as of September 30, 2019. Mr. Montoni’s Amended Agreement provides for the continued vesting of his equity awards apart from the retirement program.

Name	Continued Vesting of RSUs over Their Stated Terms ($)
Bruce L. Caswell	7,448,482
Richard A. Montoni	2,969,102
Richard J. Nadeau	3,974,641
Mark S. Andrekovich	2,006,983
David R. Francis	1,991,608

Potential Payments upon Termination

The Compensation Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:

•	a severance amount equal to one times (two times in the case of the CEO) an executive’s base salary plus the lesser of his/her target bonus or previous year’s actual bonus;
•	one year’s worth of executive-level outplacement services;
•	benefits continuation for one year;
•	unvested stock options and RSUs shall generally be forfeited; however, the Compensation Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be exercised rarely;
•	executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents.
60 MAXIMUS

The cash payments and (where applicable) continued RSU vesting for each of the named executive officers, if his employment had been terminated at the end of fiscal year 2019 for reasons other than cause (and not in connection with a change in control of the Company), are reflected in the table below. Each amount reflects his 2019 salary and the lower of the target bonus or previous year’s actual bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.

	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(2)	1,450,000	87,500	1,537,500	5,023,673	6,561,173
Richard A. Montoni(3)	0	0	0	2,969,102	2,969,102
Richard J. Nadeau	500,000	65,000	565,000	—	565,000
Mark S. Andrekovich(4)	0	0	0	—	0
David R. Francis	415,000	65,000	480,000	—	480,000
(1)	The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months worth of employee benefits (30 months in the case of Mr. Caswell pursuant to the terms of his employment agreement) which include medical, dental, life insurance, and disability benefits made available to an executive (and his or her eligible dependents) prior to termination.
(2)	Mr. Caswell’s entitlement to compensation upon termination of employment is governed by his Employment Agreement as described above in Supplemental Discussion of Compensation. His RSUs will continue to vest over their stated terms pursuant to that agreement.
(3)	On September 30, 2019, Mr. Montoni’s Amended Agreement (described above in Supplemental Discussion of Compensation) expired, and he is not eligible for severance payments. His RSUs will continue to vest over their stated terms pursuant to that agreement.
(4)	Mr. Andrekovich’s eligibility for severance terminated on August 31, 2019. His RSUs will continue to vest over their stated terms pursuant to the Retirement Program for Key Executives described above.

Potential Payments upon Change in Control Involving Employment Termination

In fiscal year 2006, the Compensation Committee also adopted an Income Continuity Program for our executive officers. The program provides each participant with compensation, benefits and rights if the following events occur:

•	we terminate the participant’s employment without “cause,” or a participant resigns for “good reason,” within 36 months following a “change in control” (as each of those terms is defined in the program); or
•	the participant’s employment is terminated one year prior to a change in control at the request of a party involved in such change in control, or otherwise in connection with or in anticipation of a change in control.

This program is a “double-trigger” program meaning that there must be both a change in control and a termination of a participant’s employment for any benefits based on salary, bonus or benefits to be payable under the program. (As described in the next section, RSUs for all employees would vest upon a change in control.) The compensation, benefits and rights to which a participant would be entitled include the following items:

•	a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of base salary and bonus (which is defined as the higher of the individual’s target bonus or the average of the actual bonuses paid over the previous three years);
•	the vesting of any unvested stock options, RSUs or similar equity incentives that are outstanding on the date of termination (to the extent that such awards have not vested in connection with a change in control; see the description of terms applicable to RSU awards in the next section below);
•	continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination; and
•	a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services.
2020 Proxy Statement 61

The program also provides for the continuation of indemnification and directors’ and officers’ liability insurance coverage as permitted by law and the potential reimbursement of the participant’s costs and expenses in connection with any legal proceedings relating to the program. The Company does not provide excise tax gross-ups.

The initial term of the program continued until December 31, 2009 with automatic one-year renewals commencing on December 31, 2009 and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program. The program nevertheless will remain in effect for not less than three years following a change in control.

The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his employment had been terminated at the end of fiscal year 2018 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.

	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(2)	4,350,000	95,000	4,445,000	7,448,482	11,893,482
Richard A. Montoni(3)	0	0	0	2,969,102	2,969,102
Richard J. Nadeau	2,033,333	80,000	2,113,333	3,974,641	6,087,974
Mark S. Andrekovich(4)	0	0	0	2,006,983	2,006,983
David R. Francis	1,328,000	80,000	1,408,000	1,991,608	3,399,608
(1)	The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 36 months worth of employee benefits in the case of the Chief Executive Officer, 12 months worth of employee benefits in the case of Mr. Montoni (pursuant to his Amended Agreement) and 24 months worth of employee benefits in the case of the other NEOs which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.
(2)	Mr. Caswell’s Employment Agreement incorporates the terms of the Company’s Income Continuity Program.
(3)	On September 30, 2019, Mr. Montoni’s Amended Agreement (described above in Supplemental Discussion of Compensation) expired, and he does not participate in the Income Continuity Program. His RSUs will continue to vest over their stated terms.
(4)	Mr. Andrekovich’s eligibility for the Income Continuity Plan terminated on August 31, 2019. His RSUs will continue to vest over their stated terms.

Other Potential Benefits upon Change in Control or Death of Participant

Under the terms and conditions applicable to all RSU awards held by MAXIMUS employees, unvested RSUs vest immediately upon (i) a change in control of the Company (as defined in our 2017 Equity Incentive Plan) or (ii) the death of the participant if the participant was employed by the Company at the time of his or her death.

The total pre-tax benefit for each of the NEOs is reflected in the table below as if there were a change in control of the Company (not involving a termination of employment) or the death of the executive at the end of fiscal year 2019.

	Cash-Based	Equity-Based
Name	Cash Severance ($)	Stock-Based Awards ($)(1)	Total Pre-Tax Benefit ($)
Bruce L. Caswell	—	7,448,482	7,448,482
Richard A. Montoni	—	2,969,102	2,969,102
Richard J. Nadeau	—	3,974,641	3,974,641
Mark S. Andrekovich	—	2,006,983	2,006,983
David R. Francis	—	1,991,608	1,991,608
(1)	Note that the amounts in this column are included in the preceding table reflecting Potential Payments upon Change in Control Involving Employment Termination and are not in addition to those amounts.
62 MAXIMUS

Certain Relationships and Related Person Transactions

Our Audit Committee is responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers and directors are required to bring any potential related person transaction to Company legal counsel. In addition, Company legal counsel conducts annual and quarterly surveys of the Board of Directors and senior management of the Company to ensure the Company maintains a current list of potential related persons. Company legal counsel would present any actual or proposed transactions with related persons to the Audit Committee for its review and approval. In the event that a related person transaction is not approved in advance, the Audit Committee has the ability to ratify such transactions. For the fiscal year 2019, the Company did not have any related person transactions.

2020 Proxy Statement 63

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement. We are including this proposal as required under Section 14A of the Exchange Act (which was added by the Dodd-Frank Act and the related rules of the SEC). This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to vote on our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in the proxy statement for this meeting.”

While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote when making future executive compensation decisions for the Company’s named executive officers.

Discussion

We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. MAXIMUS has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record revenues and EPS in fiscal year 2019.

The Compensation Committee evaluates the Company’s compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:

•	substantial emphasis on performance-based incentive compensation — 85% of the target compensation of Mr. Caswell and at least 67% of the target compensation of the other named executive officers is variable, at-risk compensation (not including Mr. Montoni who was compensated at a fixed rate under his Amended Agreement which expired on September 30, 2019).
•	no guarantees of salary increases, bonuses or equity awards
•	modest executive benefits and perquisites
•	no extraordinary relocation benefits (including home buy-outs)
•	no repricing of stock options without mandatory shareholder consent
•	cash-based payments under the Income Continuity Program based on a double trigger (i.e., a change in control coupled with a termination of employment) and no tax gross-up
•	equity ownership requirements for directors and executive officers
•	anti-hedging and anti-pledging policies applicable to all directors, officers and employees
•	clawback policy applicable to executive officers for incentive payments and equity-based awards
•	reasonable burn rate for equity awards
•	overall compensation in line with that of comparable companies.

We currently conduct the “Say-on-Pay” on an annual basis. We expect the next such “Say-on-Pay” vote will be held at the 2021 Annual Meeting of Shareholders. The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal, voted in person or by proxy at the Annual Meeting, for adoption of Proposal No. 4. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 4 unless you mark your proxy card otherwise.

The Board of Directors Recommends that the Shareholders Vote “FOR” the Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers, as Disclosed in the Compensation Discussion and Analysis, the Compensation Tables and Any Related Material Contained in this Proxy Statement.

2020 Proxy Statement 65

The Service Employees International Union Pension Plans Master Trust, 1800 Massachusetts Avenue NW, Washington DC 20036, holder of 2,168 shares of our common stock, has submitted the following resolution for consideration at our 2020 Annual Meeting:

Whereas, we believe in full disclosure of MAXIMUS’s direct and indirect lobbying activities and expenditures to assess whether MAXIMUS’s lobbying is consistent with MAXIMUS’s expressed goals and in the best interests of shareholders,

Resolved, the shareholders of MAXIMUS request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.
2.	Payments by MAXIMUS used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.
3.	MAXIMUS’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.
4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which MAXIMUS is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committee and posted on MAXIMUS’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in MAXIMUS’s use of corporate funds to influence legislation and regulation. MAXIMUS spent $4,687,102 from 2010 - 2018 on federal lobbying. This does not include state lobbying expenditures, where MAXIMUS also lobbies in 33 states5 but disclosure is uneven or absent. For example, MAXIMUS had at least 140 lobbyists in 23 states in 2018 (followthemoney.org). MAXIMUS spent $1,960,081 on lobbying in New York and had lobbying contracts worth a total of $1,425,000 to $2,615,000 in Texas from 2011 – 2018. MAXIMUS’s lobbying to run public benefit programs at the local, state and federal levels has attracted negative attention.6 And MAXIMUS also lobbies abroad, and its lobbying over Work Capability Assessments contracts in the United Kingdom has drawn scrutiny.7

MAXIMUS does not disclose its membership in, or payments to, trade associations, or the amounts used for lobbying. Trade associations spend millions annually lobbying indirectly on behalf of companies. And MAXIMUS does not disclose memberships in tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council. Absent a system of accountability, company assets could be used for objectives contrary to MAXIMUS’s long-term interests.

We believe MAXIMUS’s lack of lobbying disclosure presents reputational risks that could harm long-term value creation by MAXIMUS, and thus we urge the Board to institute comprehensive lobbying disclosure.

5	https://publicintegrity.org/state-politics/here-are-the-interests-lobbying-in-every-statehouse/
6	https://www.motherjones.com/politics/2018/12/how-one-company-is-making-millions-off-trumps-war-on-the-poor/
7	https://www.vice.com/en_us/article/ppxg7z/solomon-hughes-caroline-flint-labour-deputy-leadership-campaign-901
2020 Proxy Statement 67

MAXIMUS Response to Shareholder Proposal on Lobbying Activities and Expenditures

Our Board of Directors recommends that shareholders vote AGAINST this proposal regarding lobbying disclosure.

The Board believes it is in the best interests of our shareholders for MAXIMUS to be an effective participant in the political process. MAXIMUS engages in the bi-partisan political process at both the federal and state levels in order to better understand our government clients’ long-term goals and advance the Company’s business objectives. As a government contractor, MAXIMUS believes it is essential to educate policymakers and legislators about the positive and negative impacts that pending public policy actions can have on the Company’s business objectives. Moreover, through its experience and technology, the Company can provide agencies, lawmakers and policymakers insight into the practical business implications of policy changes which allows governments to make critical informed policy decisions. As with the rest of the Company’s activities, MAXIMUS conducts itself in compliance with all applicable laws and regulations. The Company’s government relations engagement consists of direct and indirect lobbying activities focused on legislative and regulatory outcomes that prioritize the Company’s business objectives in a manner consistent with the interests of the citizens we serve. Our government relations activities are also driven by a commitment to and in compliance with the MAXIMUS Standards for Business Conduct and Ethics.

MAXIMUS participates with numerous organizations to shape public policy, and we maintain memberships with a variety of bi-partisan associations (such as the National Governors Association, the Democratic Governors Association and the Republican Governors Association) with the goal of promoting and protecting the economic future of MAXIMUS, our shareholders, employees and other stakeholders. An important part of participating effectively in this process is making prudent donations and contributions, but only as permitted by applicable law. MAXIMUS’ expenditures related to political activities are made to further the best interests of the Company, our shareholders, employees and other stakeholders, and are made without regard to the personal political preferences and legislative priorities of individual MAXIMUS Board members, officers and employees.

Participation as a member of various trade and professional associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members. Nevertheless, we believe these associations take positions and address issues in a manner that often advance positions consistent with Company interests that will help us provide strong financial returns and enhance long-term shareholder value.

We have practices in place to ensure the appropriate disclosure and oversight of our government relations activities. Government relations expenditures of all types are subject to extensive governmental regulation and public disclosure requirements, and MAXIMUS is fully committed to complying with all applicable laws. For example, under U.S. federal law, MAXIMUS cannot directly support candidates for federal office, so we do not. Moreover, all state or local corporate expenditures are reviewed for compliance by an independent law firm and must be approved by the Chief Executive Officer and the Senior Vice President of Government Relations in consultation with other appropriate members of MAXIMUS senior management.

MAXIMUS is already subject to extensive federal, state and local lobbying registration and public disclosure requirements. For example, MAXIMUS files quarterly reports with the United States House of Representatives and Senate that disclose a list of our lobbying activities, and these reports are publicly available at http://lobbyingdisclosure.house.gov/. Similarly, we file reports as required by various state and local jurisdictions across the county, and those reports are publicly available as well.

As a result of these policies and mandatory public disclosure requirements, the Board has concluded that ample public information exists regarding MAXIMUS’ government relations activities to address the concerns cited in this proposal.

MAXIMUS also provides an opportunity for employees to participate in the political process by joining the MAXIMUS political action committee (“MAXPAC”). In accordance with federal law, MAXIMUS does not make corporate contributions to federal candidates or federal political committees. Instead, the Company supports candidates for federal office through MAXPAC. MAXPAC is funded exclusively through voluntary employee contributions; employees participating in MAXPAC are not reimbursed, directly or indirectly, for political contributions or expenses. MAXPAC supports federal and state political candidates who support policy issues of importance to our business objectives. Disbursements by MAXPAC are governed by the MAXPAC board of directors and based on the best interests of the Corporation and its shareholders, not on personal agendas of individual employees.

68 MAXIMUS

As required under campaign finance law, all MAXPAC contributions are fully disclosed in reports filed with the Federal Election Commission (“FEC”) and can be accessed by going to the FEC website, www.fec.gov (Committee ID No. C00343707). The disclosures include an itemization of the MAXPAC’s receipts and disbursements, including any political contributions, over a certain amount (currently, $200).

The Board believes the expanded disclosure requested in the shareholder proposal would impose an undue burden on the Company and undermine our strategies and priorities. Because organizations with interests adverse to MAXIMUS also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those organizations while harming the interests of MAXIMUS and our shareholders. The Board believes any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than MAXIMUS alone (as the proponent requests).

In short, we believe this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for lobbying activities and expenditures already exists. If adopted, the proposal would apply only to MAXIMUS and not to its competitors and would cause MAXIMUS to incur undue cost and administrative burden, as well as competitive harm, without commensurate benefit to our shareholders.

Accordingly, the Board of Directors Recommends that the Shareholders Vote “AGAINST” the Shareholder Proposal Regarding Disclosure of Lobbying Activities and Expenditures.

2020 Proxy Statement 69

 Our Shareholders – Security Ownership

The following tables show the number of shares of our common stock beneficially owned as of January 17, 2020 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table contained under the heading “Executive Compensation” in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

The number of shares shown in the table below as beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares of restricted stock that will vest within 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 17, 2020. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.

To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 63,953,497 shares that were outstanding on January 17, 2020 rather than the percentages set forth in the shareholders’ filings with the SEC.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 17, 2020 (unless otherwise indicated):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,371,490	(1)	11.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,888,286	(2)	10.8%
Victory Capital Management Inc. 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	4,129,932	(3)	6.5%
(1)	According to a Schedule 13G/A filed with the SEC on January 31, 2019, BlackRock, Inc. reported that through BlackRock Advisors, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Ltd., BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Asset Management Shweiz AG and BlackRock Investment Management LLC, it had sole dispositive power over 7,371,490 shares of common stock and sole voting power with respect to 7,228,791 shares of common stock.
(2)	According to a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group reported that it had sole dispositive power over 6,754,354 shares of common stock, shared dispositive power over 133,932 shares of common stock, sole voting power with respect to 134,086 shares of common stock and shared voting power with respect to 8,021 shares of common stock.
(3)	According to a Schedule 13G/A filed with the SEC on February 1, 2019, Victory Capital Management Inc. reported that it had sole dispositive power over 4,129,932 shares of common stock and sole voting power with respect to 3,988,507 shares of common stock.
70 MAXIMUS

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned by our directors and director nominees, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 17, 2020 (unless otherwise indicated).

	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Director Nominees
Anne K. Altman	14,191	*
Russell A. Beliveau	116,869	*
Bruce L. Caswell	91,878	*
Paul R. Lederer	64,499	*
Richard A. Montoni	302,285	*
Peter B. Pond	274,643	*
Gayathri Rajan	8,512	*
Raymond B. Ruddy	337,872	*
Michael J. Warren	4,289	*
Named Executive Officers (except Directors)
Mark S. Andrekovich	26,342	*
David R. Francis	10,021	*
Richard J. Nadeau	59,204	*
All directors and executive officers as a group (12 persons)	1,310,605	2.0%
*	Percentage is less than 1% of all outstanding shares of common stock.
(1)	The non-employee directors have elected to defer receipt of restricted stock units (“RSUs”) for tax purposes over periods varying from one year until termination of their Board service. Therefore, the amounts also include the following deferred/unvested RSUs that will vest within 60 days or could vest within 60 days in the event a non-employee director’s service on the Board of Directors terminated: Altman 2,128, Beliveau 83,201, Pond 250,307, Rajan 709, Ruddy 194,770, Warren 4,289, and all directors and executive officers as a group 535,404. The number for Mr. Nadeau includes 39,830 shares the receipt of which has been deferred under our 2017 Equity Incentive Plan.
2020 Proxy Statement 71

Delinquent Section 16(a) Reports

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2019 fiscal year, our directors, executive officers and ten percent beneficial owners timely filed all applicable Section 16(a) reports except for the following: a Form 3 showing no beneficial ownership was filed late for Mr. Warren following his election to the Board.

72 MAXIMUS

General Information About Voting

Who can vote. You will be entitled to vote your shares of MAXIMUS common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 17, 2020. As of that date, 63,953,497 shares of common stock were outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 17, 2020.

How to vote your shares. You may vote your shares either by voting in person at the Annual Meeting or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:

•	By Internet. You may vote online by accessing www.proxyvote.com and following the on-screen instructions. Have your Notice or proxy card available when you vote. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.
•	By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. Have your Notice or proxy card available when you vote. If you vote by telephone, you do not need to return a proxy card.
•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.
•	In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. You will receive a ballot when you arrive. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares in order to vote your shares in person at the Annual Meeting. Follow the instructions on the Notice to obtain the legal proxy.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 16, 2020.

If you vote by proxy, the named proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, the proxies will vote your shares on each proposal as recommended by the Board of Directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a “broker non-vote.” For more information, see “Abstentions and broker non-votes” below.

Quorum. A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.

Number of votes required. The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:

Proposal		Required Vote
1.	Election of directors	For each nominee, a majority of the votes cast are “for” such nominee.
2.	Approval of an amendment to our Articles of Incorporation to provide for the annual election of directors	At least 80% of the Company’s outstanding shares of stock must be voted “for” such amendment.
3.	Ratification of the Audit Committee’s selection of independent registered accounting firm	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
4.	Advisory vote to approve named executive officer compensation	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
5.	Shareholder proposal regarding disclosure of lobbying activities and expenditures	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
2020 Proxy Statement 73

Shares held through a bank, broker or other nominee. If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.

Abstentions and broker non-votes. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” A broker cannot vote on the election of directors, the amendment to our Articles of Incorporation to provide for the annual election of directors, on matters relating to executive compensation or on the shareholder proposal without instructions from you; therefore, there may be broker non-votes on Proposals 1, 2, 4 and 5. A broker may vote on the ratification of the independent registered accounting firm without instructions from you; therefore, no broker non-votes are expected in connection with Proposal 3. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes, if any, will have no effect on the voting on Proposals 1, 3, 4 and 5. Abstentions and broker non-votes will have the same effect as votes against Proposal 2.

Discretionary voting by proxies on other matters. Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2019 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (Richard J. Nadeau, Dominic A. Corley and David R. Francis) will exercise their discretion in voting on the matter.

How you may revoke your proxy. You may revoke your proxy at any time before the named proxies exercise it at the Annual Meeting by substituting a subsequent vote using any of the methods described in “How to vote your shares” above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.

Attending the Annual Meeting. In order to attend the Annual Meeting in person, you must provide a current, government-issued photo identification (such as a driver’s license or passport). If you hold your shares through a broker, bank, or other nominee, you will also need to bring proof of beneficial ownership as of the record date, January 17, 2020, such as your most recent account statement, a copy of the voting instruction form provided by your broker, bank, or other nominee, or similar evidence of ownership.

Expenses of solicitation. We will bear all costs of soliciting proxies. We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address. In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1891 Metro Center Drive, Reston, Virginia 20190, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

74 MAXIMUS

Shareholder Proposals For Our 2021 Annual Meeting of Shareholders

Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to the Chairman of the Board, the Chief Executive Officer or the Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days notice or public disclosure of the date of the meeting, then we must receive a shareholder’s notice no later than the close of business on the 15th day after our notice or disclosure was given. A shareholder notice of business to be brought before an annual meeting or of director nominations at an annual meeting must contain the information specified in our bylaws.

In addition, if we do not receive your proposal for presentation at the 2021 Annual Meeting of Shareholders at least 45 days before the meeting date (or if we have given less than 60 days notice or public disclosure of the meeting date, no later than the close of business on the 15th day after our notice or disclosure was given), then the named proxies will be permitted to use their discretionary voting authority for such proposal, without having advised shareholders of the proposal in the proxy statement for the 2021 Annual Meeting of Shareholders.

Any proposal you intend to present at the 2021 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Exchange Act must be received by MAXIMUS at our principal office at 1891 Metro Center Drive, Reston, Virginia 20190, Attention: Corporate Secretary, not later than October 1, 2020 if you wish to have it included in the proxy statement and form of proxy for that meeting.

2020 Proxy Statement 75

Other Materials

Our 2019 Annual Report, which includes our Annual Report on Form 10-K for the year ended September 30, 2019 as filed with the SEC on November 26, 2019, is being made available to you on the Internet along with this proxy statement on or about January 29, 2020.

Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for the year ended September 30, 2019. If the person making the request was not a shareholder of record on January 17, 2020, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Vice President of Investor Relations, MAXIMUS, Inc., 1891 Metro Center Drive, Reston, Virginia 20190.

By Order of the Board of Directors,

Date: January 27, 2020	By:	/s/ David R. Francis
David R. Francis General Counsel and Secretary

76 MAXIMUS

Annex A

Proposed Amendment to Article Seventh of MAXIMUS, Inc.’s Amended and Restated Articles of Incorporation

If Proposal 2 is approved by shareholders, Article SEVENTH of MAXIMUS, Inc.’s Amended and Restated Articles of Incorporation would be amended as set forth below. Proposed additions are indicated by underline and proposed deletions are indicated by strikethrough.

2.   ~~If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended (the“Exchange Act”), for so long as such class is registered~~Until the 2023 annual meeting of Shareholders, the directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits~~, with the term of office of one class expiring each year. The initial Class I directors elected by the Shareholders of the Corporation shall hold office for a term expiring at the first~~. At the 2021 annual meeting of Shareholders ~~after such registration of the Company’s Stock; the initial Class II~~, the directors who shall be elected ~~by~~at the ~~Shareholders of the Corporation shall hold office for a term~~2021 annual meeting to fill the directorships held by directors whose terms expire at the 2021 annual meeting shall be elected for one-year terms expiring at the ~~second~~2022 annual meeting of Shareholders ~~after such registration of the Company's Stock; and the initial Class III directors elected by the Shareholders of the Corporation shall hold office for a term expiring at the third~~; at the 2022 annual meeting of Shareholders ~~after such registration of the Company’s Stock. At each such~~, the directors who shall be elected at the 2022 annual meeting to fill the directorships held by directors whose terms expire at the 2022 annual meeting shall be elected for one-year terms expiring at the 2023 annual meeting of Shareholders ~~and~~; at the 2023 annual meeting of Shareholders, the terms of all directors shall expire and at such annual meeting and at each annual meeting thereafter, ~~successors to the class of~~all directors ~~whose term expires at that meeting~~ shall be elected for ~~a term~~one-year terms expiring at the ~~third~~next annual meeting ~~following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. This Section 2 of Article SEVENTH may not be amended, revised or revoked, in whole or in part, except by the affirmative vote of the holders of 80% of the voting power of the shares of all classes of stock of the Corporation entitled to vote for the election of directors, considered for the purposes of this Article SEVENTH as one class of stock.~~of Shareholders. From and after the 2023 annual meeting of Shareholders, the directors shall no longer be divided into classes.

3.   Each director chosen to fill a vacancy in the Board of Directors shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board, ~~the Board shall in such election assign the class of directors to which such additional~~such director ~~is being elected, and each director so elected~~ shall hold office for ~~the same~~a term ~~as the other members of the class to which the director is assigned~~expiring at the next meeting of Shareholders at which directors are elected.

2020 Proxy Statement 77

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. E88812-P31660 1a. Gayathri Rajan1b. Michael J. Warren The approval of an amendment to our Articles of Incorporation to provide for the annual election of directors.Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2020 fiscal year.Advisory vote to approve the compensation of the Named Executive Officers. For Against Abstain ! ! !! ! ! MAXIMUS, INC.The Board of Directors recommends you vote FOR the following:1. Election of Directors: Class II DirectorsNominees: For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4. The Board of Directors recommends you vote AGAINST the following proposal:5. A shareholder proposal pertaining to the disclosure by the Company of certain lobbying expenditures and activities. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. MAXIMUS, INC.1891 METRO CENTER DRIVE RESTON, VA 20190ATTN: DAVID FRANCIS ! ! !! ! !! ! ! ! ! ! VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E88813-P31660 MAXIMUS, INC.Annual Meeting of Shareholders March 17, 2020 at 11:00 AM (Eastern Time)This proxy is solicited by the Board of DirectorsThe shareholder hereby appoints Richard J. Nadeau, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 17, 2020, and at all adjournments thereof, at [TBD], hereby revoking any proxy heretofore given with respect to such shares.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side